 EXHIBIT 31

AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT dated as of November 16, 2010 between Cascade Bancorp and David F. Bolger

TABLE OF CONTENTS

Page

ARTICLE I

Purchase; Closings

1.1	Purchase	2
1.2	Closing	2

ARTICLE II

Representations and Warranties

2.1	Disclosure	6
2.2	Representations and Warranties of the Company	7
2.3	Representations and Warranties of the Investor	30

ARTICLE III

Covenants

3.1	Filings; Other Actions	30
3.2	Expenses	33
3.3	Access, Information and Confidentiality	33
3.4	Transfer	34
3.5	Reasonable Efforts	34
3.6	Conduct of the Business.	34
3.7	Company Forbearances.	35
3.8	Shareholder Litigation.	37

ARTICLE IV

Additional Agreements

4.1	No Rights Agreement	37
4.2	Governance Matters	37
4.3	Legend	40
4.4	[Reserved]	40
4.5	Certain Transactions	41
4.6	Indemnity	41
4.7	Registration Rights	43
4.8	Termination of Certain Sections of the Shareholders Agreement	43
4.9	Gross-Up Rights.	43
4.10	Anti-Takeover Matters; Takeover Laws; No Rights Triggered	45
4.11	Additional Regulatory Matters	46
4.12	MFN Provision.	47
4.13	Continued Listing Authorization	47
4.14	Corporate Opportunities	47

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ARTICLE V

Termination

5.1	Termination.	48
5.2	Effects of Termination.	49

ARTICLE VI

Miscellaneous

6.1	Survival	49
6.2	Amendment	49
6.3	Waivers	49
6.4	Counterparts and Facsimile	49
6.5	Governing Law	50
6.6	Waiver of Jury Trial	50
6.7	Notices	50
6.8	Entire Agreement, Etc..	51
6.9	Other Definitions	51
6.10	Captions	53
6.11	Severability	53
6.12	No Third-Party Beneficiaries	53
6.13	Public Announcements	53
6.14	Specific Performance	53

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INDEX OF DEFINED TERMS

Term	Location of Definition

Affiliate	6.9.(2)
Agency	2.2(z)(8)(i)
Agreement	Preamble
Articles of Incorporation	2.2(a)
Beneficially Own/Beneficial Owner/Beneficial Ownership	6.9(9)
Benefit Plan	2.2(p)(1)
BHC Act	2.2(a)
Board of Directors	1.2(b)(1)(xviii)
Board Observer	4.2(f)
Burdensome Condition	4.11(c)
Business Combination Exemption Resolution	4.10(a)
business day	6.9(7)
CBC Act	3.1(a)
CLAT	Recitals
Closing	1.2(a)
Closing Date	1.2(a)
Code	2.2(p)(2)
Common Stock/Common Shares	Recitals
Company	Preamble
Company 10-K	2.2(c)(1)
Company Bank	4.2(a)
Company Financial Statements	2.2(f)
Company Preferred Stock	2.2(c)(1)
Company Reports	2.2(g)(1)
Company Restricted Stock	2.2(c)(1)
Company Significant Agreement	2.2(k)
Company Stock Option	2.2(c)(1)
Company Stock Option Plans	2.2(c)(1)
Company Subsidiary/Company Subsidiaries	2.2(b)
Company TRuPS	Recitals
control/controlled by/under common control with	6.9(2)
Covered Persons	4.10(a)
De Minimis Claim	4.6(e)
Disclosure Schedule	2.1(a)
Discounted TRuPS Amount	Recitals
Environmental Law	2.2(u)
ERISA	2.2(p)(1)
ERISA Affiliate	2.2(p)(2)
ERISA Plan	2.2(p)(3)
Exchange Act	2.2(g)(1)
FDIC	2.2(b)

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Term	Location of Definition

GAAP	2.2(f)
Governmental Entity	1.2(b)(1)(i)
GRAT	Recitals
Hazardous Substance	2.2(u)
herein/hereof/hereunder	6.9(5)
including/includes/included/include	6.9(4)
Indemnification Agreements	4.2(i)
Indemnified Party	4.6(c)
Indemnifying Party	4.6(c)
Information	3.3(b)
Insurer	2.2(z)(8)(iii)
Intellectual Property	2.2(w)
Investor	Preamble
Investor Nominee	4.2(a)
IRS	2.2(i)(1)
it/its	6.9(6)
IT Assets	2.2(w)
knowledge of the Company/Company’s knowledge	6.9(10)
Liens	2.2(b)
Loan Investor	2.2(z)(8)(ii)
Loans	2.2(z)(2)
Losses	4.6(a)
Material Adverse Effect	2.1(b)
NASDAQ	1.2(b)(1)(xiv)
New Security	4.9(a)
OBCA	2.2(v)
Order	1.2(b)(1)(xii)
Other Investors	Recitals
Other Private Placements	Recitals
Other Securities Purchase Agreements	Recitals
Outside Date	5.1(b)
Pension Plan	2.2(p)(3)
Per Share Purchase Price	1.2(a)
Permitted Liens	2.2(h)
person	6.9(8)
Pool	2.2(z)(7)
Pre-Closing Period	3.6
Previously Disclosed	2.1(c)
Purchase Price	1.2(a)
Purchased Shares	1.2(a)
Registration Rights Agreement	Recitals
Regulatory Agreement	2.2(y)
SEC	2.1(c)

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Term	Location of Definition

Securities Act	2.2(g)(1)
Shareholders Agreement	4.2(g)
Shareholder Approvals	2.2(d)(1)
Shareholder Litigation	3.8
subsidiary	6.9(1)
Takeover Law	2.2(v)
Tax/Taxes	2.2(i)(1)
Tax Return	2.2(i)(1)
Threshold Amount	4.6(e)
Transaction Documents	Recitals
TRuPS Exchanges	Recitals
Trust Preferred Securities Exchange Agreements	Recitals
Two-Forty	Recitals
Unlawful Gains	2.2(n)(5)
Voting Debt	2.2(c)(1)

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AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT, dated as of November 16, 2010 (this “Agreement”), between Cascade Bancorp, an Oregon corporation, (the “Company”) and David F. Bolger, in his individual capacity (the “Investor”).

RECITALS:

A.           Prior Agreement.  The Company and the Investor previously entered into a Securities Purchase Agreement, dated October 29, 2009, as amended February 16, 2010, June 1, 2010, June 30, 2010 July 15, 2010, July 30, 2010, August 31, 2010, September 15, 2010, September 29, 2010, October 29, 2010 and November 5, 2010, and desire to amend and restate such Securities Purchase Agreement, as of the date hereof, in its entirety.

B.           The Investment.  The Company intends to sell to the Investor, and the Investor intends to purchase from the Company, as an investment in the Company, the securities as described herein.  The securities to be purchased at the closing are shares of common stock, no par value, of the Company (“Common Stock” or “Common Shares”).

C.           Additional Parties.  Solely for the purposes of Sections 3.4, 4.7 and 4.8, Two-Forty Associates LLC, a New Jersey limited liability company as successor by merger to Two-Forty Associates, L.P. (“Two-Forty”), The David F. Bolger 2008 Grantor Retained Annuity Trust, a Florida trust (“GRAT”), and The David F. Bolger 2008 Nongrantor Charitable Lead Annuity Trust, a Florida trust (“CLAT”), shall be deemed parties to this Agreement.

D.           Additional Private Placements.  Concurrently with the investment contemplated herein, the Company has agreed to sell Common Shares in private placements (the “Other Private Placements”) to the other investors listed in Section 1.2(b)(1)(vi) of the Disclosure Schedule (the “Other Investors”) under separate securities purchase agreements (the “Other Securities Purchase Agreements”), with the closing of such transactions to occur simultaneously with the closing of this transaction as described herein.

E.           Registration Rights.  At Closing, the Company will enter into a Registration Rights Agreement for the benefit of the Investor and the Other Investors, substantially in the form attached as Exhibit C hereto (the “Registration Rights Agreement”), pursuant to which the Company has agreed to provide certain registration rights with respect to the Purchased Shares under the 1933 Act and applicable state securities laws.

F.           Exchange Agreements.  On November 16, 2010, the Company entered into Exchange Agreements dated November 11, 2010 (together with all other agreements entered into in connection therewith, the “Trust Preferred Securities Exchange Agreements”) with Cohen & Company Financial Management, LLC, ATP Management LLC and each of Alesco Preferred Funding X, Ltd., Alesco Preferred Funding VI, Ltd., Alesco Preferred Funding XI, Ltd. and Alesco Preferred Funding XIV, Ltd. with respect to the exchange of all trust preferred securities issued by issuer trusts originated by the Company (the “Company TRuPS”) for promissory notes issued by the Company substantially in the forms attached to the Trust Preferred Securities Exchange Agreements (such exchanges to be collectively referred to herein as the “TRuPS Exchanges”).  Following the closing of the transactions contemplated hereby, such promissory notes shall become due and payable for an aggregate amount equal to 20% of the aggregate amount of the face value of the Company TRuPS immediately prior to the completion of the TRuPS Exchanges (together with accrued interest as provided pursuant to the terms of such promissory notes) (the “Discounted TRuPS Amount”).

G.           Transaction Documents.  The term “Transaction Documents” refers to this Agreement, the Registration Rights Agreement and the Other Securities Purchase Agreements.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

Purchase; Closings

1.1           Purchase.  On the terms and subject to the conditions set forth herein, the Investor will purchase from the Company, and the Company will issue and sell to the Investor, a number of shares of Common Stock as set forth herein.

1.2           Closing.

(a)           Subject to the satisfaction (or, where permissible, waiver) of the conditions to the closing set forth in Section 1.2(b), the closing of the transactions contemplated hereby (the “Closing”) shall take place simultaneously with the closing of the Other Private Placements or as shall be agreed upon in writing by the parties hereto, at the offices of the Company located at 1100 NW Wall Street, Bend, Oregon 97701 or such other location as agreed by the parties in writing.  The date of the Closing is referred to as the “Closing Date.”  Subject to the satisfaction of the conditions described in Section 1.2(b), at the Closing, the Company will deliver to the Investor one or more certificates bearing the appropriate legends herein provided for and free and clear of all Liens representing such number of whole shares of Common Stock (the “Purchased Shares”) determined by dividing $25,000,000 (the “Purchase Price”) by $0.40 (as adjusted in accordance with Section 4.13 to reflect any reverse stock split of the Common Stock effected prior to the Closing, the “Per Share Purchase Price”), against payment by the Investor of the Purchase Price by wire transfer of immediately available United States funds to a bank account designated by the Company.

(b)           Closing Conditions.

(1)           The obligation of the Investor to consummate the Closing is subject to the fulfillment prior to or contemporaneously with the Closing of each of the following conditions:

(i)           no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing or shall prohibit or restrict the Investor or his Affiliates from owning, voting, converting or exercising any securities of the Company in accordance with the terms thereof and no lawsuit shall have been commenced by any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, or any applicable industry self-regulatory organization (each, a “Governmental Entity”) seeking to effect any of the foregoing;

(ii)           the Shareholder Approvals shall have been received;

(iii)           the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all respects as of such date);

(iv)           the Company shall have performed all obligations required to be performed by it at or prior to or contemporaneously with the Closing under this Agreement;

(v)           since the date hereof, there shall not have occurred any circumstance, event, change, development or effect that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or its principal depository institution subsidiary;

(vi)           the Company shall receive gross proceeds from the sale of Common Shares pursuant to the Transaction Documents of an aggregate amount not less than $165 million or more than $177 million from the investors listed in Section 1.2(b)(1)(vi) of the Disclosure Schedule contemporaneously with the Closing and all of such proceeds, other than (A) amounts used to pay all amounts due under the promissory notes issued pursuant to the Trust Preferred Securities Exchange Agreements (not to exceed the Discounted TRuPS Amount) and to pay related fees and expenses (which related fees and expenses shall not exceed $2.7 million); (B) amounts used to reimburse the Investor and the investors in the Other Private Placements for their respective out-of-pocket fees and expenses pursuant to Section 3.2 of this Agreement and the Other Securities Purchase Agreements; (C) amounts to pay expenses related to the shareholders’ meeting to be held in connection with the Shareholder Approvals and to the transactions contemplated by the Transaction Documents; and (D) up to $1 million which will remain at the Company for working capital purposes, shall be contributed as capital to the Company’s principal depository institution subsidiary;

(vii)           the Company shall have issued new Common Stock certificates pursuant to Section 3.4(a);

(viii)           the Company shall have reimbursed the Investor for out-of-pocket fees and expenses incurred by the Investor in connection with the transactions contemplated hereby, including, but not limited to, due diligence efforts, the negotiation and preparation of this Agreement, accounting, financial and investment banking advisory services, legal counsel, credit review, and the undertaking of the transactions contemplated hereby, of $1,750,000 in the aggregate;

(ix)           Davis Wright Tremaine LLP, counsel for the Company, shall have delivered to the Investor their written opinion, dated the Closing Date, in the form set forth in Exhibit A hereto, in form and substance satisfactory to the Investor;

(x)           the Company shall have delivered to the Investor a duly executed Officer’s Certificate in the form set forth in Exhibit B hereto;

(xi)           the TRuPS Exchanges shall have been completed pursuant to and in accordance with the terms of the Trust Preferred Securities Exchange Agreements, and the consummation of the transactions contemplated hereby and by the Other Securities Purchase Agreements shall constitute a Capital Raise, as defined in and pursuant to the promissory notes issued pursuant to the Trust Preferred Securities Exchange Agreements, requiring the payment in full of such promissory notes for an amount not to exceed, in the aggregate, the Discounted TRuPS Amount;

(xii)           the Company and its subsidiaries shall be in compliance in all material respects with the policies and procedures adopted by them and disclosed to the Investor in the Three Year Financial Plan dated May 26, 2010, and none of such policies and procedures shall have been revoked or modified in any respect that would make it materially less likely that the Company and its subsidiaries will be able to comply with the cease-and-desist order dated August 27, 2009 against the Company Bank issued by the FDIC (as defined below) and the Oregon Division of Finance and Corporate Securities (the “Order”) (or any other enforcement orders in effect as of the Closing);

(xiii)           as of the close of business on the second business day immediately preceding the Closing, the Company’s (A) classified assets on its balance sheet shall not be more than 5% higher than the amount set forth as of June 30, 2010, (B) non-performing assets on its balance sheet shall not be more than 5% higher than the amount set forth as of June 30, 2010 and (C) the Company’s net loss, exclusive of tax adjustments or tax expense, for the period June 30, 2010 to the second business day prior to the Closing Date, shall not exceed $20 million;

(xiv)           the Company shall have caused the shares of Common Stock issuable at Closing and the shares of Common Stock to be issued in the Other Private Placements to be approved for listing on the NASDAQ Capital Market (“NASDAQ”), subject to official notice of issuance;

(xv)           the Company, the Investor and the investors in the Other Private Placements shall have made or obtained the approvals and authorizations of, filings and registrations with, and notifications to, and, to the extent required by applicable law or regulation, consents, approvals, or exemptions from, all Governmental Entities, including bank regulatory authorities and all third party consents required to consummate the transactions contemplated by the Transaction Documents, in each case without the imposition of a Burdensome Condition;

(xvi)           except as Previously Disclosed (as defined below), no Regulatory Agreement shall have been threatened or issued by any Governmental Entity with regulatory authority over the Company and its subsidiaries and neither the Company nor the Company Bank shall have entered into a written agreement with respect to or otherwise consented to a Regulatory Agreement;

(xvii)           no law, rule, regulation, policy or guidance shall have been enacted or issued by any Governmental Entity after the date hereof that, individually or in the aggregate, would reasonably be expected to adversely affect (with respect to the Investor or his Affiliates) any material financial term of the transactions contemplated by this Agreement or the anticipated benefits or burdens to the Investor and his Affiliates of the transactions contemplated hereby;

(xviii)           contemporaneously with the Closing, (a) the size of the board of directors of the Company (the “Board of Directors”) shall be increased to eleven, (b) the Investor Nominee shall, to the extent required by applicable law or regulation, have received a notice of non-objection from the applicable bank regulators and grant of a waiver under the Depository Institution Management Interlocks Act and shall have been appointed to the Board of Directors and the board of directors of the Company Bank; and (c) the Board of Directors and the board of directors of the Company Bank pursuant to resolutions adopted by the Board of Directors and disclosed to the Investor prior to the Closing Date shall be comprised as set forth on Schedule 1.2(b)(1)(xviii), effective as of the Closing;

(xix)           at the Closing, the Registration Rights Agreement shall be executed by the Company and each investor purchasing securities pursuant to the Other Securities Purchase Agreements;

(xx)           Sections 2, 3, 4 and 5 of the Shareholders Agreement, dated as of December 27, 2005, by and among the Company, David F. Bolger and the parties listed on Schedule A thereto, shall have been terminated and be of no further force and effect; and

(xxi)           at Closing, the Company will deliver a certificate of the Chief Executive Officer or the Chief Financial Officer certifying compliance with each of the above conditions and upon the request of the Investor shall provide sufficient detail that the Investor may verify compliance.

(2)           The obligation of the Company to consummate the Closing is subject to the fulfillment prior to the Closing of each of the following conditions:

(i)           the representations and warranties of the Investor set forth in Section 2.3 of this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all respects as of such date);

(ii)           the Company shall receive gross proceeds from the sale of Common Shares of an aggregate amount of not less than $165 million (which includes the investment amount for each investor listed in Section 1.2(b)(1)(vi) of the Disclosure Schedule), contemporaneously with the Closing, from the proceeds from the Other Private Placements and from the Investor as contemplated by this Agreement;

(iii)           the Company and the Investor shall have obtained the approvals and authorizations of, filings and registrations with, and notifications to, and, to the extent required by applicable law or regulation, consents, approvals, or exemptions from bank regulatory authorities, for the transactions contemplated by the Transaction Documents; and

(iv)           the Investor shall have performed all obligations required to be performed by him at or prior to the Closing under this Agreement.

ARTICLE II

Representations and Warranties

2.1           Disclosure.

(a)           On or prior to the date of this Agreement, the Company delivered to the Investor a schedule (“Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2 or to one or more of its covenants contained in Article III; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such schedule shall not be deemed an admission that such item represents a material exception or material fact, event, or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(b)           “Material Adverse Effect” means, with respect to the Investor, only clause (2) that follows, or, with respect to the Company, both clauses (1) and (2) that follow, any circumstance, event, change, development or effect that, individually or in the aggregate (1) is or would reasonably be expected to be material and adverse to the financial position, results of operations, business, assets or liabilities, management or condition (financial or otherwise) of the Company and the Company Subsidiaries taken as a whole, or (2) would or would reasonably be expected to materially impair the ability of either the Investor or the Company, respectively, to perform its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting principles generally applicable to banks, savings associations or their holding companies, (B) actions or omissions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of the Investor, (C) changes, after the date hereof, in the market price or trading volumes of the Common Stock or the Company’s other securities (but not the underlying causes of such changes), (D) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, and (E) the public disclosure of this Agreement or the transactions contemplated hereby; except, with respect to clauses (A) and (D), to the extent that the effects of such changes have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other banks, savings associations and their holding companies generally, and with respect to clause (E), to the extent that such public disclosure results in additional restrictions or sanctions against the Company or the Company Bank by a Governmental Entity.

(c)           “Previously Disclosed” with regard to the Company (1) means information set forth on its Disclosure Schedule corresponding to the provision of this Agreement to which such information relates; provided that information which is reasonably apparent on its face that it relates to another provision of this Agreement, shall also be deemed to be Previously Disclosed with respect to such other provision and (2) includes information publicly disclosed by the Company in the Company Reports filed by it with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) on or after January 1, 2010, including amendments thereto filed prior to the date hereof, and publicly available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” or any other disclaimers that are non-specific or statements that are predictive or forward-looking in nature, and any exhibits thereto and documents incorporated by reference therein).

2.2           Representations and Warranties of the Company.  Except as Previously Disclosed, the Company represents and warrants as of the date of this Agreement and as of the Closing (except to the extent made only as of a specified date, in which case as of such date) to the Investor that:

(a)           Organization and Authority.  The Company is a corporation duly organized and validly existing under the laws of the State of Oregon, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a Material Adverse Effect on the Company and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.  The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).  The Company has furnished or made available to the Investor, prior to the date hereof, true, correct and complete copies of the Company’s Articles of Incorporation, as amended through the date of this Agreement (the “Articles of Incorporation”), and bylaws as amended through the date of this Agreement.

(b)           Company’s Subsidiaries.  The Company has Previously Disclosed a true, complete and correct list of all of its subsidiaries as of the date of this Agreement (individually, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), and all shares of the outstanding capital stock of each of the Company Subsidiaries are owned directly or indirectly by the Company.  No equity security of any Company Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, gross-up right, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock.  All of the issued and outstanding shares of capital stock (or equivalent interests of entities other than corporations) of each of the Company Subsidiaries are duly authorized and validly issued, fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of any lien, adverse right or claim, charge, option, pledge, covenant, title defect, security interest or other encumbrances of any kind (“Liens”) with respect thereto.  Neither the Company nor any of the Company Subsidiaries is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, or shareholders agreement with respect to the sale or voting of any securities of any Company Subsidiary.  Each Company Subsidiary is an entity duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of organization, and has corporate or other appropriate organizational power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, except as would not reasonably be expected to have a Material Adverse Effect on the Company.  Except in respect of the Company Subsidiaries, the Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.  The Company Bank is duly organized and validly existing as an Oregon state-chartered commercial bank and its deposit accounts are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by the Federal Deposit Insurance Act and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due.  The Company has furnished or made available to the Investor, prior to the date hereof, true, correct and complete copies of the charter and bylaws of the Company Bank as amended through the date of this Agreement.

(c)           Capitalization.

(1)           As of the date hereof, the authorized capital stock of the Company consists of 45,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, no par value (the “Company Preferred Stock”).  As of the date hereof, there are 28,538,399 shares of Common Stock outstanding and no shares of Company Preferred Stock outstanding.  From the date of this Agreement through the Closing Date, except pursuant to the Transaction Documents and the transactions contemplated hereby and thereby, the Company shall not have (i) issued or authorized the issuance of any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock (other than shares issued upon the exercise of Company Stock Options outstanding on the date of this Agreement and disclosed in the Company’s Disclosure Schedule), (ii) reserved for issuance any shares of Common Stock or Company Preferred Stock or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Common Stock or Company Preferred Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock.  As of the date hereof, there are (i) outstanding stock options issued under the Company’s 1994 Incentive Stock Option Plan, as amended prior to the date hereof and as filed as exhibits 10.1 and 10.2 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2009 (the “Company 10-K”), Deferred Compensation Plans as filed as exhibit 10.3 to the Company 10-K, 2002 Equity Incentive Plan, as filed as exhibit 10.4 to the Company 10-K and 2008 Performance Incentive Plan (together, the “Company Stock Option Plans”) to purchase an aggregate of 1,564,969 shares of the Common Stock (each, a “Company Stock Option”), (ii) an aggregate of 476,840 shares of restricted stock and 11,811 restricted stock units (“Company Restricted Stock”) outstanding under the Company Stock Option Plans and (iii) 414,630 shares of the Common Stock reserved for issuance under the Company Stock Option Plans.  Other than in respect of awards outstanding under or pursuant to the Company Stock Option Plans, no shares of Common Stock or Company Preferred Stock are reserved for issuance.  All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Each Company Stock Option (i) was granted in compliance with all applicable laws and all of the terms and conditions of the Company Stock Option Plans pursuant to which it was issued, (ii) has an exercise price per share of Common Stock equal to or greater than the fair market value of a share of Common Stock on the date of such grant and (iii) has a grant date identical to the date on which the Board of Directors or compensation committee of the Board of Directors actually awarded such Company Stock Option.  Neither the Company nor any of its officers, directors, or employees is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, or shareholders agreement with respect to the sale or voting of any securities of the Company.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of the Company may vote (“Voting Debt”) are issued and outstanding.  Except as set forth elsewhere in this Section 2.2(c), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, repurchase rights, commitments, or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any shares of Common Stock or Company Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).  The Company has Previously Disclosed all shares of Company capital stock that have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any Company Subsidiary since December 31, 2009 and all dividends or other distributions that have been declared, set aside, made or paid to the shareholders of the Company since that date.

(2)           Section 2.2(c)(2) of the Company’s Disclosure Schedule sets forth the following information with respect to each Company Stock Option and share of Company Restricted Stock, which is true and correct as of the date of this Agreement: (i) the name of each holder of Company Stock Options and Company Restricted Stock, (ii) the number of shares of Common Stock subject to such Company Stock Option and the number of shares of Company Restricted Stock, and, as applicable, the grant date, exercise price, number of shares vested or not otherwise subject to repurchase rights, reacquisition rights or other applicable restrictions, vesting schedule and the Company Stock Option Plan under which such Company Stock Options or shares of Company Restricted Stock were granted, and (iii) whether, in the case of a Company Stock Option, such Company Stock Option is an Incentive Stock Option (within the meaning of the Code).  The Company has made available to the Investor copies of each form of stock option and restrictive stock agreements evidencing outstanding Company Stock Options and has also delivered any other stock option and restricted stock agreements to the extent there are variations from the form of agreement, specifically identifying the holder(s) to whom such variant forms apply.

(d)           Authorization.

(1)           The Company has the corporate power and authority to enter into and deliver this Agreement, the Other Securities Purchase Agreements and the Registration Rights Agreement and, subject to obtaining the Shareholder Approvals (defined below), to carry out its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement, the Other Securities Purchase Agreements and the Registration Rights Agreement by the Company and the consummation of the transactions contemplated hereby and thereby, including the issuance of Common Stock in accordance with the terms of this Agreement and the increase in the authorized shares of the Company, have been duly authorized by the affirmative vote of at least a majority of the directors on the Board of Directors.  This Agreement and the Other Securities Purchase Agreements have been, and the Registration Rights Agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement and the Registration Rights Agreement by the Investor and of the Other Securities Purchase Agreements by the other parties thereto, are or will be, as applicable, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer or similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or at law).  No other corporate proceedings or approvals or authorizations by the Company or the Company shareholders are necessary for the execution and delivery by the Company of this Agreement, the Other Securities Purchase Agreements and the Registration Rights Agreement, the performance by the Company of its obligations hereunder and thereunder or the consummation by the Company of the transactions contemplated hereby and thereby, subject to receipt of the Shareholder Approvals.  The only vote of the shareholders of the Company required to approve (i) the amendment of the Articles of Incorporation to increase the number of authorized shares of Common Stock to at least such number as shall be sufficient to permit the issuance of Common Stock contemplated in this Agreement and the Other Securities Purchase Agreements is that more votes are cast for such proposal than are cast against such proposal and (ii) the issuance of such authorized shares of Common Stock for purposes of rule 5635 of NASDAQ’s listing rules is a majority of the votes cast on such proposal (such shareholder approvals to amend the Articles of Incorporation, and to issue the Common Stock, the “Shareholder Approvals”).  The Board of Directors has resolved that the transactions contemplated hereby and by the Other Securities Purchase Agreements are in the best interests of shareholders of the Company and has determined unanimously to recommend to the shareholders the approval of the actions with respect to the Shareholder Approvals.  At meetings duly called and held on December 7, 2009 and April 26, 2010, the shareholders of the Company duly and validly approved amendments to the Articles of Incorporation to effect a reverse stock split of Common Stock at the following ratios: 1:3, 1:5, 1:7 and 1:10.

(2)           Neither the execution, delivery and performance by the Company of this Agreement, the Other Securities Purchase Agreements or the Registration Rights Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by the Company with any of the provisions of any of the foregoing, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien, upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (A) subject to the receipt of the Shareholder Approvals, its Articles of Incorporation or bylaws (or similar governing documents) or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any ordinance, permit, concession, grant, franchise, law, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets, except in the case of clauses (i)(B) and (ii) for such violations, conflicts and breaches that are not material, individually or in the aggregate.

(3)           Other than the securities or blue sky laws of the various states and the filings, notices, approvals or clearances required under federal or state banking laws, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated by this Agreement, the Other Securities Purchase Agreements or the Registration Rights Agreement.

(e)           Knowledge as to Conditions. As of the date of this Agreement, the Company knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by the Transaction Documents will not be obtained.

(f)           Financial Statements.  The Company has previously made available to the Investor copies of (i) the consolidated balance sheets of the Company as of December 31, 2009 and 2008 and related consolidated statements of income, shareholders’ equity and cash flows for the three years ended December 31, 2009, together with the notes thereto, certified by Delap LLP and included in the Company 10-K, as filed with the SEC, and (ii) the unaudited consolidated balance sheets of the Company as of September 30, 2010 and related consolidated statements of income, shareholders’ equity and cash flows for the period then ended, included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2010 (collectively, the “Company Financial Statements”).  The Company Financial Statements, and the financial statements to be filed by the Company with the SEC after the date of this Agreement, (1) have been or will be prepared from, and are or will be in accordance with, the books and records of the Company and the Company Subsidiaries, (2) complied or will comply, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) have been or will be prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis and (4) present or will present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries at the dates set forth therein and the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein (subject to the absence of notes and year-end audit adjustments in the case of interim unaudited statements).

(g)           Reports.

(1)           Since December 31, 2007, the Company and each Company Subsidiary have filed all reports, registrations, documents, filings, statements and submissions together with any required amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”) and have paid all fees and assessments due and payable in connection therewith.  As of their respective filing dates, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be.  As of the date of this Agreement, except as set forth in Section 2.2(g) of the Disclosure Schedule, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report.  Except as set forth in Section 2.2(g) of the Disclosure Schedule, the Company Reports, including the documents incorporated by reference in each of them, each contained all of the information required to be included in it and, when it was filed and as of the date of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, or any successor statute (the “Securities Act”), and the Securities Exchange Act of 1934, as amended, or any successor statute (the “Exchange Act”).  No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.  There are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to Rules 13a-14 and 15d-14 under the Exchange Act, without qualification, when next due.

(2)           The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or accountants (including all means of access thereto and therefrom).  The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  The Company has no knowledge of any reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.  Since December 31, 2006, (i) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of the Company Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company or any of the Company Subsidiaries.

(h)           Properties and Leases.  Except for any Permitted Liens, the Company and each Company Subsidiary have good title free and clear of any Liens to all the real and personal property reflected in the Company’s consolidated balance sheet as of December 31, 2009 included in the Company 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business.  For purposes of this Agreement, “Permitted Liens” means (i) Liens for taxes and other governmental charges and assessments arising in the ordinary course which are not yet due and payable, (ii) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable, and (iii) other Liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection.  Except as would not be expected to have a Material Adverse Effect, all leases of real property and all other leases pursuant to which the Company or such Company Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms and there is not, under any such lease, any existing default by the Company or such Company Subsidiary or any event which, with notice or lapse of time or both, would constitute such a default.

(i)           Taxes.

(1)           Each of the Company and the Company Subsidiaries has filed all federal, state, county, local and foreign material Tax Returns required to be filed by it and all such Tax Returns are accurate and complete in all material respects, and paid all Taxes owed by it and no Taxes owed by it or assessments received by it are delinquent.  The federal income Tax Returns of the Company and the Company Subsidiaries for the fiscal year ended December 31, 2007, and for all fiscal years prior thereto, are for the purposes of audit by the Internal Revenue Service (the “IRS”) closed because of the expiration of the statutory period of limitations, and no claims for additional Taxes for such fiscal years are pending.  Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that is still in effect, or has pending a request for any such extension or waiver.  Neither the Company nor any Company Subsidiary is a party to any pending action or proceeding, nor to the Company’s knowledge, is any such action or proceeding threatened by any Governmental Entity, for the assessment or collection of Taxes, interest, penalties, assessments or deficiencies and no material deficiencies have been proposed by any federal, state, local or foreign taxing authority in connection with an audit or examination of the Tax Returns, business or properties of the Company or any Company Subsidiary which has not been settled, resolved and fully satisfied, or for which reserves adequate in accordance with GAAP have not been provided.  Each of the Company and the Company Subsidiaries has withheld and paid all Taxes that it is required to withhold from amounts owing to employees, creditors or other third parties.  Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under, any material Tax sharing or material Tax indemnity agreement or similar contract or arrangement other than any contract or agreement between or among the Company and any Company Subsidiary.  Neither the Company nor any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4, or any other transaction requiring disclosure under analogous provisions of state, local or foreign law.  Neither the Company nor any Company Subsidiary has liability for the Taxes of any person other than the Company or any Company Subsidiary under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law).  Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in any distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.  The Company has not been a United States real property holding corporation within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  For the purpose of this Agreement, the term “Tax” (including, with correlative meaning, the term “Taxes”) shall mean any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added or similar taxes, and the term “Tax Return” means any return, report, information return or other document (including any related or supporting information, and attachments and exhibits) required to be filed with respect to Taxes, including, without limitation, all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendment or supplements to any of the foregoing.

(j)           Absence of Certain Changes.  Since December 31, 2009, the Company has not, and no Company Subsidiary has, made or declared any distribution or dividend in cash or in kind to its shareholders or issued or repurchased any shares of its capital stock or other equity interests.  Since December 31, 2009, the business and operations of the Company and the Company Subsidiaries have been conducted in the ordinary course of business consistent with past practice, and there has not been:

(1)           except as Previously Disclosed, any circumstance, occurrence, or development which, individually or in the aggregate with other circumstances, occurrences, or developments, has had or is reasonably likely to have a Material Adverse Effect on the Company;

(2)           any material damage, destruction, or other casualty loss with respect to any material asset or property owned, leased, or otherwise used by the Company or any Company Subsidiary, whether or not covered by insurance; or

(3)           any change in any method of accounting or accounting policies by the Company.

(k)           Commitments and Contracts.  The Company has Previously Disclosed or provided to the Investor or his representatives, prior to the date hereof, true, correct, and complete copies of each of the following to which the Company or any Company Subsidiary is a party or subject (whether written or oral, express or implied) (each, a “Company Significant Agreement”):

(1)           any labor contract or agreement with any labor union;

(2)           any contract or agreement which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or the Company Subsidiaries;

(3)           any contract containing covenants that limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which or with whom, the Company or any Company Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities); and any contract that could require the disposition of any material assets or line of business of the Company or any Company Subsidiary;

(4)           any joint venture, partnership, strategic alliance, or other similar contract (including any franchising agreement, but in any event, excluding introducing broker agreements); and any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets, or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations or contains continuing indemnity obligations of the Company or any of the Company Subsidiaries;

(5)           any real property lease and any other lease with annual rental payments aggregating $1,000,000 or more;

(6)           other than with respect to loans, any contract providing for, or reasonably likely to result in, the receipt or expenditure of more than $1,000,000 on an annual basis, including the payment or receipt of royalties or other amounts calculated based upon revenues or income;

(7)           any contract or arrangement under which the Company or any of the Company Subsidiaries is licensed or otherwise permitted by a third party to use any Intellectual Property that is material to its business (except for any “shrinkwrap” or “click through” license agreements or other agreements for software that is generally available to the public and has not been customized for the Company or the Company Subsidiaries) or under which a third party is licensed or otherwise permitted to use any Intellectual Property owned by the Company or any of the Company Subsidiaries;

(8)           any contract that by its terms limits the payment of dividends or other distributions by the Company or any Company Subsidiary;

(9)           any standstill or similar agreement pursuant to which the Company or any Company Subsidiary has agreed not to acquire assets or securities of another person;

(10)           any contract that would prevent, delay or impede the Company’s ability to consummate the transactions contemplated by this Agreement and the Other Securities Purchase Agreements;

(11)           any contract providing for indemnification by the Company or any Company Subsidiary of any person, except for immaterial contracts entered into in the ordinary course of business consistent with past practice;

(12)           other than contracts relating to the ordinary course management of credit extensions and contracts relating to Other Real Estate Owned, any contract that contains a put, call, or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any equity interests or assets that have a fair market value or purchase price of more than $250,000;

(13)           any material employment contract or understanding (including any understandings or obligations with respect to severance or termination pay, liabilities or fringe benefits) with any present or former director, officer, employee or consultant;

(14)           any material plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former director, officer, employee or consultant;

(15)           any contract with any Governmental Entity that imposes any material obligation or restriction on the Company or the Company Subsidiaries;

(16)           any contract relating to indebtedness for borrowed money, letters of credit, capital lease obligations, obligations secured by a Lien or interest rate or currency hedging agreements (including guarantees in respect of any of the foregoing, but in any event excluding trade payables, securities transactions and brokerage agreements arising in the ordinary course of business consistent with past practice, intercompany indebtedness and immaterial leases for office equipment) in excess of $1,000,000, except for those issued in the ordinary course of business; and

(17)           any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K.

Each of the Company Significant Agreements is valid and binding on the Company and the Company Subsidiaries, as applicable, and in full force and effect.  The Company and each of the Company Subsidiaries, as applicable, are in compliance in all material respects with and have performed in all material respects all obligations required to be performed by them to date under each Company Significant Agreement.  Neither the Company nor any of the Company Subsidiaries knows of, or has received notice of, any violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Significant Agreement.  Consummation of the transactions contemplated by this Agreement will not place the Company or any of the Company Subsidiaries in breach or default of any Company Significant Agreement, or trigger any modification, termination or acceleration thereunder.  Other than as contemplated hereby, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions between the Company or any Company Subsidiaries, on the one hand, and the Company, any current or former director or executive officer of the Company or any Company Subsidiaries or any person who Beneficially Owns 5% or more of the Common Shares (or any of such person’s immediate family members or Affiliates) (other than Company Subsidiaries), on the other hand.

(l)           Offering of Securities.  Neither the Company nor any person acting on its behalf has taken any action (including, any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Common Stock to be issued pursuant to this Agreement or any other Transaction Document under the Securities Act and the rules and regulations of the SEC promulgated thereunder) which would subject the offering, issuance, or sale of any of such Common Stock to be issued to the registration requirements of the Securities Act.

(m)           Litigation and Other Proceedings; No Undisclosed Liabilities.

(1)           There is no pending or, to the knowledge of the Company, threatened, claim, action, suit, arbitration, mediation, demand, hearing, investigation or proceeding against the Company or any Company Subsidiary that (A) involves a claim that is or that could be, if adversely determined, for damages in excess of $100,000, or (B) individually or in the aggregate, has prevented or materially impaired, or would reasonably be expected to prevent or materially impair, the ability of the Company to consummate the transactions contemplated hereby. Neither the Company nor any Company Subsidiary is subject to any injunction, order, judgment or decree, nor are there any proceedings with respect to the foregoing pending, or to the knowledge of the Company, threatened.

(2)           Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent, or otherwise) which are not appropriately reflected or reserved against in the financial statements described in Section 2.2(f) to the extent required to be so reflected or reserved against in accordance with GAAP, except for liabilities that have arisen since September 30, 2010 in the ordinary course of business consistent with past practice.

(n)           Compliance with Laws and Other Matters; Insurance.  Except as Previously Disclosed, the Company and each Company Subsidiary:

(1)           in the conduct of its business is in compliance in all material respects with all, and the condition and use of its properties does not violate or infringe in any material respect any, applicable domestic (federal, state or local) or foreign laws, statutes, ordinances, licenses, rules, regulations, judgments, demands, writs, injunctions, orders or decrees applicable thereto or to employees conducting its business, including the Troubled Asset Relief Program, the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act and as of the date hereof, the Company Bank has a Community Reinvestment Act rating of “satisfactory” or better;

(2)           has all material permits, licenses, franchises, authorizations, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and all such filings, applications and registrations are current, and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened;

(3)           currently is complying in all material respects with and, to the knowledge of the Company, is not under investigation with respect to, nor has been threatened by any Governmental Entity to be charged with or given notice of any material violation of, all applicable federal, state, local and foreign laws, regulations, rules, judgments, injunctions or decrees;

(4)           has, except for statutory or regulatory restrictions of general application, not been placed under any restriction by a Governmental Entity on its business or properties, and except for routine examinations by applicable Governmental Entities, received no notification or communication from any Governmental Entity that an investigation by any Governmental Entity with respect to the Company or any of the Company Subsidiaries is pending or threatened;

(5)           has not, since January 1, 2007, nor has any other person on behalf of the Company or any Company Subsidiary that qualifies as a “financial institution” under the U.S. Anti-Money Laundering laws, knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities or other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering laws (“Unlawful Gains”), nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains;

(6)           to the extent it qualifies as a “financial institution” under the U.S. Anti-Money Laundering laws, has implemented such anti-money laundering mechanisms and kept and filed all reports and other necessary documents as required by, and otherwise complied with, the U.S. Anti-Money Laundering laws and the rules and regulations thereunder; and

(7)           is presently insured, and during each of the past two calendar years (or during such lesser period of time as the Company has owned such Company Subsidiary) has been insured, for reasonable amounts with, to the knowledge of the Company, financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with industry practice, customarily be insured.

(o)           Labor.  Employees of the Company and the Company Subsidiaries are not and have never been represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.  No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, nor have there been in the last three years.  There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any Company Subsidiary, nor have there been in the last three years.  Each of the Company and the Company Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours.

(p)           Company Benefit Plans.

(1)           “Benefit Plan” means all employment agreements, employee benefit and compensation plans, programs, agreements, contracts, policies, practices, or other arrangements providing compensation or benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary contributes or is obligated to contribute or is party, whether or not written, including without limitation any “employee welfare benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock appreciation right, stock option or equity award, equity-based severance, employment, change of control, consulting or fringe benefit plan, program, agreement or policy.  Each Benefit Plan is listed on Section 2.2(p)(1) of the Company’s Disclosure Schedule.  True and complete copies of all Benefit Plans listed on Section 2.2(p)(1) of the Company’s Disclosure Schedule have been made available to the Investor prior to the date hereof or have been filed with a Company Report.

(2)           With respect to each Benefit Plan, (A) the Company and the Company Subsidiaries have complied, and are now in compliance with the applicable provisions of ERISA, and the Internal Revenue Code of 1986, as amended (the “Code”) and all other laws and regulations applicable to such Benefit Plan and (B) each Benefit Plan has been administered in accordance with its terms.  None of the Company or the Company Subsidiaries nor any of their respective ERISA Affiliates has incurred any withdrawal liability as a result of a complete or partial withdrawal from a multiemployer plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full.  “ERISA Affiliate” means any entity, trade or business, whether or not incorporated, which together with the Company and the Company Subsidiaries, would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(3)           Each Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code is so qualified, has received a favorable determination letter from the IRS and nothing has occurred, whether by action or failure to act, that could likely result in revocation of any such favorable determination or opinion letter or the loss of the qualification of such Benefit Plan under Section 401(a) of the Code.  Neither the Company nor any Company Subsidiary has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Company Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.  Neither the Company nor any Company Subsidiary has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(4)           Neither the Company, any Company Subsidiary nor any ERISA Affiliate (x) sponsors, maintains or contributes to or has within the past six years sponsored, maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) sponsors, maintains or has any liability with respect to or an obligation to contribute to or has within the past six years sponsored, maintained, had any liability with respect to, or had an obligation to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(5)           None of the execution and delivery of this Agreement, the issuance of Common Stock, nor the Shareholder Approvals or consummation of the transactions contemplated hereby or by the Other Securities Purchase Agreements, will, whether alone or in connection with another event, (i) constitute a “change in control” or “change of control” within the meaning of any Benefit Plan or result in any material payment or benefit (including without limitation severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary from the Company or any Company Subsidiary under any Benefit Plan or any other agreement with any employee, including, for the avoidance of doubt, any employment or change in control agreements, (ii) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code, (iii) materially increase any compensation or benefits otherwise payable under any Benefit Plan, (iv) result in any acceleration of the time of payment or vesting of any such benefits, including, for the avoidance of doubt, the Company Stock Option Plans, (v) require the funding or increase in the funding of any such benefits, or (vi) result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

(6)           As of the date hereof, there is no pending or, to the knowledge of the Company, threatened, litigation relating to the Benefit Plans.  Neither the Company nor any Company Subsidiary has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and the Company Subsidiaries.

(7)           There are no pending or, to the knowledge of the Company, threatened claims, lawsuits or arbitrations which have been asserted or instituted against (i) the Benefit Plans, (ii) any fiduciaries thereof with respect to their duties to the Benefit Plans, or (iii) the assets of any of the trusts under any of the Benefit Plans.

(q)           Status of Securities.  Upon receipt of the Shareholder Approvals, the shares of Common Stock to be issued pursuant to this Agreement and the Other Securities Purchase Agreements shall have been duly authorized by all necessary corporate action of the Company.  When issued and sold against receipt of the consideration therefor as provided in this Agreement and the Other Securities Purchase Agreements, such shares of Common Stock will be validly issued, fully paid and nonassessable, and will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other shareholder of the Company, nor will such issuance result in the violation or triggering of any price-based antidilution adjustments under any agreement to which the Company or any Company Subsidiary is a party.

(r)           Investment Company.  Neither the Company nor any of the Company Subsidiaries is an “investment company” as defined under the Investment Company Act of 1940, as amended, and neither the Company nor any of the Company Subsidiaries sponsors any person that is such an investment company.

(s)           Risk Management; Derivatives.

(1)           The Company and the Company Subsidiaries have in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts expected to be incurred by persons of similar size and in similar lines of business as the Company and the Company Subsidiaries.

(2)           All derivative instruments, including swaps, caps, floors and option agreements, whether entered into for the Company’s own account, or for the account of one or more of the Company Subsidiaries or their customers, were entered into (i) only for purposes of mitigating identified risk and in the ordinary course of business, (ii) in accordance with prudent practices and in material compliance with all applicable laws, rules, regulations and regulatory policies, and (iii) with counterparties believed by the Company to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of the Company Subsidiaries, enforceable in accordance with its terms.  Neither the Company nor the Company Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(t)           Foreign Corrupt Practices and International Trade Sanctions.  Neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal, or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person knowing that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations, or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(u)           Environmental Liability.  Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and each Company Subsidiary: (i) are in compliance with all applicable Environmental Laws; (ii) have not owned or operated any property that has been contaminated with any Hazardous Substance that could be expected to result in liability for the Company or any Company Subsidiary pursuant to any Environmental Law; (iii) are not liable for Hazardous Substance disposal or contamination on any third party property; (iv) have not received any notice, demand, letter, claim or request for information in the preceding three years indicating that it may be in violation of or subject to liability under any Environmental Law; (v) are not subject to any order, decree, injunction or agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law; (vi) to the Company’s knowledge are not subject to any circumstances or conditions that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property in connection with any Environmental Law; (vii) have not participated in the management of any borrower or other third party property, or taken any other actions such that they are reasonably likely to be deemed an owner or operator of such property for purposes of any Environmental Law and (viii) have made available to the Investors copies of all environmental reports, studies, assessments, and memoranda in its possession relating to the Company or its Subsidiaries or any of their current or former properties or operations. For purposes of this Agreement, “Environmental Law” means any law, regulation, order, decree, common law or agency requirement relating to the protection of the environment or human health and safety and “Hazardous Substance” means any substance that is regulated pursuant to any Environmental Law including any waste, petroleum products, asbestos, mold and lead products.

(v)           Anti-Takeover Provisions.  The Company and the Board of Directors has taken all actions necessary to ensure that the transactions contemplated by the Transaction Documents, individually or taken as a whole (including the investment hereunder), are not subject to the provisions of Section 60.835 of the Oregon Business Corporation Act (the “OBCA”) (including, but not limited to, the approval of such transactions by the Board of Directors and/or shareholders as contemplated by Section 60.835 of the OBCA and Article X of the Articles of Incorporation) or Article X of the Articles of Incorporation and any other similar provisions of an anti-takeover nature contained in its organizational documents and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share,” “supermajority,” “affiliate transaction,” or “business combination” law, including any provisions of the Oregon Business Corporation Act (each, a “Takeover Law”).  In the case that any such transactions are subject to such provisions or laws, the Board of Directors has taken and shall take all necessary action to ensure that such transactions shall be deemed to be exceptions to such provisions or laws, including, but not limited to, the approval of such transactions as contemplated under Section 60.835(1) of the OBCA.  The acquisition of the Common Stock pursuant to any of the Transaction Documents and the consummation of the transaction contemplated by each of the Transaction Documents is not a “control share acquisition” or otherwise subject to the provisions of Section 60.801 to Section 60.816 of the Oregon Business Corporation Act.

(w)           Intellectual Property.

(1)           (i) The Company and the Company Subsidiaries own (free and clear of any claims, liens, or encumbrances (including any exclusive licenses or non-exclusive licenses not granted in the ordinary course of business)) or have a valid license to use all Intellectual Property used in or necessary to carry on their business as currently conducted, and (ii) such Intellectual Property referenced in clause (i) above is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or the Company Subsidiaries’ use of, or rights to, such Intellectual Property.  The Company and the Company Subsidiaries have sufficient rights to use all Intellectual Property used in their business as presently conducted, all of which rights shall survive unchanged following the consummation of the transactions contemplated by this Agreement. The Company has Previously Disclosed all of the applications and registrations for all Intellectual Property owned by the Company or a Company Subsidiary, and the Company or a Company Subsidiary is the sole and exclusive record and beneficial owner thereof.

(2)           Neither the Company nor any Company Subsidiary has received any notice of infringement or misappropriation of, or any conflict with, the rights of others with respect to any Intellectual Property, and no reasonable basis exists for any such claim. To the Company’s knowledge, no third party has infringed, misappropriated or otherwise violated the Intellectual Property rights of the Company or the Company Subsidiaries. There is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted, or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property. To the knowledge of the Company, none of the Company or any of the Company Subsidiaries is using or enforcing any Intellectual Property owned by or licensed to the Company or any of the Company Subsidiaries in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.  The Company and each of the Company Subsidiaries has taken all reasonable measures to protect the Intellectual Property owned by or licensed to the Company or any of the Company Subsidiaries.  No current or former Affiliate (other than the Company Subsidiaries), partner, director, shareholder, officer, or employee of the Company will, after giving effect to the transactions contemplated hereby, own or retain any rights to use any of the Intellectual Property owned, used, or held for use by the Company in the conduct of the business.

(3)           The computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation used in the business of the Company and the Company Subsidiaries (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the conduct of the business of the Company and the Company Subsidiaries. To the knowledge of the Company, no person has gained unauthorized access to the IT Assets. The Company and the Company Subsidiaries have implemented reasonable backup and disaster recovery technology for the IT Assets consistent with industry practices. The Company and the Company Subsidiaries take reasonable measures to ensure the confidentiality, privacy and security of customer, employee and other personally identifiable information, and are in compliance with all laws and their own policies and procedures in connection therewith, and to the knowledge of the Company there has been no unauthorized access to or use of such information. The Company and the Company Subsidiaries have complied with all internet domain name registration and other requirements of internet domain registrars concerning internet domain names that are used in the business.

“Intellectual Property” shall mean trademarks, service marks, brand names, domain names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, know-how, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

(x)           Brokers and Finders.  Except for Keefe, Bruyette & Woods, Inc. and Macquarie Capital (USA), Inc., the fees of which have been Previously Disclosed, neither the Company nor any Company Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary in connection with the Transaction Documents or the transactions contemplated hereby and thereby.

(y)           Agreements with Regulatory Agencies.  Except as Previously Disclosed, neither the Company nor any Company Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since December 31, 2007, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business (each item in this sentence, a “Regulatory Agreement”).  Except as Previously Disclosed, the Company and each Company Subsidiary is in compliance with each Regulatory Agreement to which it is party or subject.  Neither the Company nor any Company Subsidiary has received any notice from any Governmental Entity indicating that either the Company or any Company Subsidiary is not in compliance with any such Regulatory Agreement.

(z)           Loan Portfolio.

(1)           The aggregate book value of the Company’s non-performing assets as of September 30, 2010 was $129,535,464.

(2)           Except as set forth in Schedule 2.2(z) of the Disclosure Schedule, as of the date hereof, none of the Company or the Company Bank is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), other than any Loan the unpaid principal balance of which does not exceed $250,000, under the terms of which the obligor was, as of September 30, 2010, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan in excess of $250,000 with any director, executive officer or 5% or greater shareholder of the Company or any Company Subsidiary, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 2.2(z) of the Disclosure Schedule sets forth (x) all of the Loans in original principal amount in excess of $250,000 of the Company or the Company Bank that as of September 30, 2010 were classified by the Company or the Company Bank or any regulatory examiner as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of September 30, 2010 and the identity of the borrower thereunder, (y) by category of loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and the Company Subsidiaries that as of September 30, 2010 were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category as of September 30, 2010, and (z) each asset of the Company or the Company Bank that as of September 30, 2010 was classified as “Other Real Estate Owned” and the book value thereof.

(3)           Each Loan of the Company or any of the Company Subsidiaries in original principal amount in excess of $10,000 (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(4)           Except as set forth in Section 2.2(z) of the Disclosure Schedule, none of the agreements pursuant to which the Company or any of the Company Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein.

(5)           The Company and each Company Subsidiary has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company or any Company Subsidiary satisfied, (A) the Company’s and the Company Bank’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors); (B) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (C) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company or any Company Subsidiary and any Agency, Loan Investor or Insurer, (D) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (E) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.

(6)           Since December 31, 2006, no Agency, Loan Investor or Insurer has (A) claimed in writing that the Company or any Company Subsidiary has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Company or any Company Subsidiary to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of the Company or any Company Subsidiary or (C) indicated in writing to the Company or any Company Subsidiary that it has terminated or intends to terminate its relationship with the Company or any Company Subsidiary for poor performance, poor loan quality or concern with respect to the Company’s or any Company Subsidiary’s compliance with laws.

(7)           To the knowledge of the Company, each Loan included in a pool of Loans originated, acquired or serviced by the Company or any of the Company Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the knowledge of the Company, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(8)           For purposes of this Section 2.2(z):

(i)           “Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Government National Mortgage Association, or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any Company Subsidiary or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including, without limitation, state and local housing finance authorities;

(ii)           “Loan Investor” shall mean any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or any Company Subsidiary or a security backed by or representing an interest in any such mortgage loan; and

(iii)           “Insurer” shall mean a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any Company Subsidiary, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

(aa)           Listing of Common Stock.  The shares of Common Stock to be issued at the Closing under this Agreement and the Other Securities Purchase Agreements have been authorized, to the extent such Common Stock has been authorized under the Articles of Incorporation, for listing on NASDAQ, subject to official notice of issuance.

(bb)           Insurance.

(1)           The Company and the Company Subsidiaries are, and will remain following consummation of the transactions contemplated by the Transaction Documents, insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company reasonably believes to be prudent and that are of the type customary in the businesses and location in which the Company and the Company Subsidiaries are engaged.  The Company and the Company Subsidiaries have not been refused any insurance coverage sought or applied for, and the Company and the Company Subsidiaries do not have any reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their business at a cost that would not have a Material Adverse Effect on the Company.

(2)           The Company (i) maintains directors’ and officers’ liability insurance and fiduciary liability insurance with financially sound and reputable insurance companies with benefits and levels of coverage that have been Previously Disclosed, (ii) has timely paid all premiums on such policies and (iii) there has been no lapse in coverage during the term of such policies.

(cc)           Board of Directors.  The Company does not have, and the Board of Directors have not adopted, any policies, directives or resolutions, or any amendments to the Company’s by-laws or certificate of incorporation, with respect to qualification or other requirements for serving as a director on the Board of Directors of the Company or any Company Subsidiary.

(dd)           Other Private Placements.  Concurrently with the execution and delivery of this Agreement, the Company has agreed to sell Common Shares in the Other Private Placements on the same economic and financial terms and conditions set forth in this Agreement, with the closing of such Other Private Placements to occur simultaneously with the Closing. The Company has provided true, correct and complete copies of the Other Securities Purchase Agreements to the Investor.  Except for the Other Securities Purchase Agreements and as set forth in Section 2.2(dd) of the Disclosure Schedule, the Company is not a party to any agreements, understandings, arrangements or commitments with the counterparties to the Other Securities Purchase Agreements or their Affiliates.

(ee)           Approval by Continuing Directors.  Two-thirds of the Continuing Directors (as defined in the Articles of Incorporation) have voted in favor of the entering into of this Agreement and the transactions contemplated by this Agreement, including the issuance of Common Shares and the increase in authorized shares, and has or will recommend approval of the transactions contemplated by this Agreement to the Company’s shareholders.

(ff)           Related Party Transactions.

(1)           Except as set forth in Section 2.2(ff) of the Disclosure Schedule or as part of the normal and customary terms of an individual’s employment or service as a director, none of the Company or any of the Company Subsidiaries is party to any extension of credit (as debtor, creditor, guarantor or otherwise), contract for goods or services, lease or other agreement with any (A) affiliate, (B) insider or related interest of an insider, (C) shareholder owning 5% or more of the outstanding Common Stock or related interest of such a shareholder, or (D) to the knowledge of the Company, and other than credit and consumer banking transactions in the ordinary course of business, employee who is not an executive officer. For purposes of the preceding sentence, the term “affiliate” shall have the meaning assigned in Regulation W issued by the Federal Reserve, as amended, and the terms “insider,” “related interest,” and “executive officer” shall have the meanings assigned in the Federal Reserve’s Regulation O, as amended.

(2)           The Company Bank is in compliance with, and has since December 31, 2006, complied with, Sections 23A and 23B of the Federal Reserve Act, its implementing regulations, and the Federal Reserve’s Regulation O.

(gg)           Trust Preferred Securities Exchange Agreements.  The Company has provided true, correct and complete copies of the Trust Preferred Securities Exchange Agreements to the Investor.  Except for the Trust Preferred Securities Exchange Agreements, the Company is not a party to any agreements, understandings, arrangements or commitments with the counterparties to the Trust Preferred Securities Exchange Agreements or their Affiliates.

(hh)           Use of Proceeds.  Section 2.2(hh) of the Disclosure Schedule sets forth the Company's good faith estimate as of the date hereof of the use of the proceeds from the sale of Common Shares pursuant to this Agreement and the Other Securities Purchase Agreements, including an estimate of the amounts payable under each of the subsections of Section 1.2(b)(1)(vi) and the parties to whom such amounts shall be paid.

(ii)           No Material Misstatement or Omission.  None of the representations or warranties made by the Company in this Agreement or in schedules hereto, including the Disclosure Schedule, or any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

2.3           Representations and Warranties of the Investor.  The Investor hereby represents and warrants as of the date of this Agreement, solely with respect to himself and, where expressly indicated, his Affiliates, to the Company that:

(a)           Purchase for Investment.  The Investor acknowledges that the Common Shares have not been registered under the Securities Act or under any state securities laws.  The Investor (1) is acquiring the Common Shares pursuant to an exemption from registration under the Securities Act for his own account solely for investment with no present intention or plan to distribute any of the Common Shares to any person nor with a view to or for sale in connection with any distribution thereof, in each case in violation of the Securities Act, (2) will not sell or otherwise dispose of any of the Common Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that he is capable of evaluating the merits and risks of his investment in the Common Shares and of making an informed investment decision, and (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).  Without limiting any of the foregoing, neither the Investor nor any of his Affiliates has taken, and the Investor will not, and will cause his Affiliates not to, take any action that would otherwise cause the securities to be purchased hereunder to be subject to the registration requirements of the Securities Act.

(b)           Financial Capability.  The Investor will have immediately available funds necessary to consummate the Closing, as of the date of the Closing, on the terms and conditions contemplated by this Agreement.

ARTICLE III

Covenants

3.1           Filings; Other Actions.

(a)           The Investor and the Company will cooperate and consult with each other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings, and other documents, and to obtain all necessary permits, consents, orders, approvals, and authorizations of, or any exemption by, all third parties and Governmental Entities, and expiration or termination of any applicable waiting periods, necessary or advisable to consummate the transactions contemplated by this Agreement and to perform covenants contemplated by this Agreement.  Each party shall execute and deliver both before and after the Closing such further certificates, agreements, and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters.  In particular, the Company will use its reasonable best efforts to help the Investor promptly obtain or submit, as the case may be, as promptly as practicable, the approvals and authorizations of, filings and registrations with, and notifications to, or expiration or termination of any applicable waiting period, all notices to and, to the extent required by applicable law or regulation, consents, approvals, or exemptions from bank regulatory authorities, for the transactions contemplated by this Agreement.  To the extent required by law, the Investor shall file as promptly as practicable a notice to the Federal Reserve pursuant to the Change in Bank Control Act of 1978, as amended (the “CBC Act”), with respect to the transactions contemplated by this Agreement and shall take commercially reasonable actions (including arranging for any required public notice and entering into usual and customary commitments with the Federal Reserve regarding passivity) to obtain the non-objection of the Federal Reserve under the CBC Act, it being understood that failure to obtain such non-objection, prior to the Outside Date or at all, shall not impose any liability on the Investor.  The Investor and the Company will each have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable laws relating to the exchange of information and confidential information related to the Investor, all the information (other than personal or sensitive information) relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable.  Each party hereto agrees to keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.  The Investor and the Company shall promptly furnish each other to the extent permitted by applicable laws with copies of written communications received by them or their Affiliates from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement or any other Transaction Document.  Notwithstanding anything in this Agreement to the contrary, the Investor shall not be required to provide any materials to the Company that it deems private or confidential nor shall he be required to make any commitments (other than the passivity commitments described above) to any Governmental Entity in connection therewith or suffer any Burdensome Condition.

(b)           The Company shall call a special meeting of its shareholders, as promptly as practicable after the date of this Agreement, to obtain the Shareholder Approvals, including, without limitation, approving the amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock to 550 million (as adjusted in accordance with Section 4.13 to reflect any reverse stock split of the Common Stock effected prior to the Closing; provided that the increase in the number of authorized shares of Common Stock shall be to at least 100 million shares) and approving for purposes of rule 5635 of NASDAQ’s listing rules the issuance of Common Shares to the Investor and the investors participating in the Other Private Placements.  The Board of Directors shall unanimously recommend to the Company’s shareholders that such shareholders provide the Shareholder Approvals, and shall not modify or withdraw such recommendation.  In connection with such meeting, the Company shall promptly prepare (and the Investor will reasonably cooperate with the Company to prepare) and file with the SEC a preliminary proxy statement, shall use its reasonable best efforts to solicit proxies for such shareholder approval, and shall use its reasonable best efforts to respond promptly to any comments of the SEC or its staff and to cause a definitive proxy statement related to such shareholders’ meeting to be mailed to the Company’s shareholders, as promptly as practicable, after clearance by the SEC.  The Company shall notify the Investor promptly of the receipt of any comments from the SEC or its staff with respect to the proxy statement and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and will supply the Investor with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement.  If at any time prior to such shareholders’ meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall, as promptly as practicable, prepare and mail to its shareholders such an amendment or supplement.  The Investor and the Company each agree to correct promptly any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall, as promptly as practicable, prepare and mail to its shareholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations.  The Company shall consult with the Investor prior to filing with the SEC or mailing any proxy statement, or any amendment or supplement thereto, and provide the Investor with reasonable opportunity to comment thereon.  The directors’ recommendation described in this Section 3.1 shall be included in the proxy statement filed in connection with obtaining such shareholder approval.  Immediately upon approval by shareholders of the increase in the Company’s authorized number of shares of Common Stock as provided above, the Company shall file articles of amendment to duly amend its Articles of Incorporation to include such increase.

(c)           Each party agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, Affiliates, directors, officers, partners, and shareholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement in connection with such shareholders’ meeting and any other statement, filing, notice, or application made by or on behalf of such other party or any of its subsidiaries to any Governmental Entity in connection with this Agreement or the Other Securities Purchase Agreements.  Notwithstanding anything herein to the contrary, the Investor shall not be required to furnish the Company with any (1) sensitive personal biographical or personal financial information of any of the directors, officers, employees, managers or partners of such Investor or any of his Affiliates or (2) proprietary and non-public information related to the organizational terms of, or investors in, such Investor’s Affiliates; provided, however, that the Investor will furnish directly to the applicable bank regulator such information as reasonably requested by such regulator as necessary to consummate the transactions contemplated hereby.

(d)           From the date of this Agreement, until the Closing, the Company shall not, directly or indirectly, amend, modify, or waive, and the Board of Directors shall not recommend approval of any proposal to the shareholders having the effect of amending, modifying, or waiving any provision in the Articles of Incorporation or bylaws of the Company in any manner adverse to the Investor or any other holder of Common Stock issued pursuant to this Agreement.

(e)           The Company shall take all actions necessary to ensure that none of the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the consummation of the transactions contemplated as part of the Other Private Placements, nor the Shareholder Approvals will constitute a “change in control” or “change of control” within the meaning of any Benefit Plan.

3.2           Expenses.  On the earlier of the Closing Date and the termination of this Agreement, other than a termination under circumstances that are directly and solely attributable to a material breach of this Agreement by the Investor, the Company shall directly reimburse the Investor for all out-of-pocket fees and expenses incurred in connection with due diligence efforts, the negotiation and preparation of the Transaction Documents and undertaking of the transactions contemplated by the Transaction Documents, including, but not limited to, the fees and expenses of the Investor’s accounting, financial and investment banking advisors, legal counsel and credit review, but excluding the purchase price for any of the securities to be purchased hereunder, in the amount of $1,750,000.  The Company shall be responsible for all closing and annual administrative fees and expenses including all costs incurred to obtain the Shareholder Approvals, the fees and expenses of any Company advisors (including Company counsel, the Company’s accounting and financial advisors and other professional fees), SEC registration fees and related expenses, and fees and expenses of any broker or finders.  Other than as set forth in this Section 3.2, each of the parties will bear and pay all other costs and expenses incurred by it or him or on its or his behalf in connection with the transactions contemplated under this Agreement.

3.3           Access, Information and Confidentiality.

(a)           From the date of this Agreement, until the date when the shares of Common Stock owned by the Investor in the aggregate represent less than 4.9% of all of the outstanding Common Shares (counting for such purposes all shares of Common Stock into or for which the securities of the Company owned by the Investor are directly or indirectly convertible or exercisable and excluding as shares owned and shares outstanding all Common Shares issued by the Company after the Closing Date), the Company will ensure that upon reasonable notice, the Company and its subsidiaries will afford to the Investor and his representatives (including employees of the Investor, and counsel, accountants, financial and investment banking advisors and other professionals retained by the Investor) such access during normal business hours to its books, records, properties and personnel and to such other information as the Investor may reasonably request.

(b)           Each party to this Agreement will hold, and will cause its respective subsidiaries and their directors, officers, employees, agents, consultants, and advisors to hold, in strict confidence, unless disclosure to a Governmental Entity is necessary or appropriate in connection with any necessary regulatory approval or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any Governmental Entity, all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a nonconfidential basis, (2) in the public domain through no fault of such party, or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants, and advisors and, to the extent permitted above, to bank regulatory authorities.

(c)           The Company shall promptly provide the Investor with written notice of the occurrence of any circumstance, event, change, development or effect occurring after the date hereof and relating to the Company or any Company Subsidiary of which the Company has knowledge and which constitutes a Material Adverse Effect or may otherwise cause or render any of the representations and warranties of the Company set forth in this Agreement to be inaccurate.

3.4           Transfer.

(a)           At Closing, the Company shall exchange each share of Common Stock presented for such purpose by any of the Investor, Two-Forty, GRAT or CLAT, for a newly issued share of Common Stock.  The newly issued shares of Common Stock issued pursuant to this Section 3.4 shall not contain any restrictive legend unless such legend appears on the shares of Common Stock issued pursuant to the investment contemplated by this Agreement and pursuant to each Other Securities Purchase Agreement.

(b)           The Company shall cooperate, to the full extent of, and in accordance with, acceptable business practices, with any and all transfers, whether by direct or indirect sale, assignment, award, confirmation, distribution, bequest, donation, trust, pledge, encumbrance, hypothecation or other transfer or disposition, for consideration or otherwise, whether voluntarily or involuntarily, by operation of law or otherwise, by the Investor, Two-Forty, GRAT or CLAT or any of their respective successors and assigns of his or its Common Shares and other shares of Common Stock such party may beneficially own prior to or subsequent to the date hereof, or any legal or beneficial ownership therein, including voting or economic interests therein and warrants, options or other rights to acquire any of its Common Stock or legal beneficial ownership therein.

3.5           Reasonable Efforts.  The Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Investor in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Other Securities Purchase Agreements, including using reasonable best efforts to accomplish the following:  (a) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied; (b) the mailing of the definitive proxy statement to the Company’s shareholders promptly following clearance from the SEC; (c) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity; (d) the obtaining of all necessary consents, approvals or waivers from third parties; (e) causing the TRuPS Exchanges to be consummated prior to the Closing Date, including the receipt of the Regulatory Approval [Primary Note] (as defined in the Trust Preferred Securities Exchange Agreements); and (f) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Other Securities Purchase Agreements.

3.6           Conduct of the Business.  Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 5.1 (the “Pre-Closing Period”), the Company shall, and shall cause each Company Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice, (ii) use reasonable best efforts to preserve intact its current business organizations and its rights and permits issued by Governmental Entities, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers, Governmental Entities and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired and (iii) not take any action that would reasonably be expected to materially adversely affect or materially delay the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or by the Other Securities Purchase Agreements or materially adversely affect or materially delay the consummation of the transactions contemplated hereby or by the Other Securities Purchase Agreements.

3.7           Company Forbearances.  During the Pre-Closing Period, the Company shall not, and shall not permit any Company Subsidiary to:

(a)           (i) adjust, split, combine or reclassify any of its capital stock other than in connection with the reverse stock split as described in the Company’s proxy statements filed pursuant to Section 14(a) of the Exchange Act on March 15, 2010 and November 10, 2009 affecting the Common Stock, the terms of which shall be subject to the prior written consent of the Investor; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exercisable or exchangeable for any shares of its capital stock or stock appreciation rights or grant any person any right to acquire any shares of its capital stock; or (iii) issue or commit to issue any additional shares of capital stock (except pursuant to the exercise of options and restricted stock unit grants outstanding as of the date hereof and disclosed in the Disclosure Schedule), convertible debt or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any additional shares of capital stock (including options) or convertible debt;

(b)            (i) increase the compensation or benefits of any employee of the Company or any Company Subsidiary (except (x) for increases in salary or wages of employees of the Company or any Company Subsidiary in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 5% of the aggregate base salary and wages payable by the Company and its Subsidiaries during 2009 and (y) pursuant to the Company’s Benefit Plans as described on the Company’s Disclosure Schedule); (ii) except as required by law, grant any severance or termination pay to any employee of the Company or any Company Subsidiary except pursuant to the terms of any Benefit Plan in effect on the date of this Agreement and which was made available to the Investor prior to the date of this Agreement and disclosed in the Company’s Disclosure Schedule; (iii) loan or advance any money or other property to any employees or directors of the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practice; (iv) (x) establish, adopt, enter into, amend or terminate, or (y) grant (other than in the ordinary course of business consistent with past practice), any waiver or consent under any Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement; or (v) grant or amend or modify any equity or equity-based awards (including options and restricted stock units);

(c)           (i) incur any indebtedness for borrowed money, other than (x) deposit liabilities, FHLB advances, advances from the Federal Reserve discount window, Fed funds purchases and reverse repurchase agreements, in each case entered into in the ordinary course of business consistent with past practice and, in the case of reverse repurchase agreements, with a final maturity of five years or less, or (y) indebtedness incurred in the ordinary course of business consistent with past practice in order to finance working capital (subject in the case of this clause (y) to an aggregate maximum amount of $5,000,000), (ii) guarantee, endorse or assume responsibility for, the obligations of any person other than any wholly-owned subsidiary of the Company (other than the endorsement of checks and other negotiable instruments in the normal process of collection) or (iii) redeem, repurchase, prepay, defease, or cancel, or modify in any material respect the terms of, indebtedness for borrowed money, other than (x) deposit liabilities, FHLB advances and reverse repurchase agreements in each case in the ordinary course of business consistent with past practice or (y) in accordance with the terms of the applicable instrument as in effect on the date hereof;

(d)           (i) settle any action involving claims against the Company or any Company Subsidiary resulting in monetary damages or other payments in excess of $100,000, or (ii) agree or consent to the issuance of any order restricting or otherwise affecting its business or operations, or, in each case, that would cause the Company or any Company Subsidiary to breach a representation, warranty or covenant contained in this Agreement or would otherwise adversely affect the rights of the Investor under this Agreement;

(e)           amend its certificate of incorporation, bylaws or similar governing documents (other than for the purpose of effectuating the transactions contemplated by the Transaction Documents), or enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly-owned subsidiaries of the Company), or a letter of intent or agreement in principle with respect thereto;

(f)           make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under law or GAAP, in each case following consultation with the Company’s independent public accountants;

(g)           except as required by law, make or change any Tax election, file any amended Tax Returns, settle or compromise any material Tax liability of the Company or any of its subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of the Company or any of its subsidiaries, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(h)           amend, grant any waiver under or permit to be terminated the Trust Preferred Securities Exchange Agreements;

(i)           sell any assets in any one transaction or series of related transactions where the aggregate sales price equals or exceeds $1 million and represents a discount of 20% or more from the aggregate book value of such assets; or

(j)           agree to, or make any commitment to, take any of the actions prohibited by this Section 3.7 or that would otherwise materially adversely affect or materially delay the consummation of the transactions contemplated hereby or by the Other Securities Purchase Agreements.

3.8           Shareholder Litigation.  The Company shall promptly inform the Investor of any claim, action, suit, arbitration, mediation, demand, hearing, investigation or proceeding (“Shareholder Litigation”) against the Company, any Company Subsidiary or any of the past or present executive officers or directors of the Company or any Company Subsidiary that is threatened or initiated by or on behalf of any shareholder of the Company in connection with or relating to the Order or the transactions contemplated hereby or by the Other Securities Purchase Agreements.  The Company shall consult with the Investor and keep the Investor informed of all material filings and developments relating to any such Shareholder Litigation.

ARTICLE IV

Additional Agreements

4.1           No Rights Agreement.  From the date hereof through such time during which the Investor owns at least 5% of the outstanding shares of Common Stock of the Company, the Company shall not enter into any poison pill agreement, shareholders’ rights plan or similar agreement that shall limit the rights of the Investor and his Affiliates and associates to hold any shares of Common Stock or acquire additional securities of the Company unless such poison pill agreement, shareholders’ rights plan or similar agreement grants an exemption or waiver to the Investor and his Affiliates and associates and any group in which the Investor may become a member of, immediately effective upon execution of such plan or agreement that would allow the Investor and his Affiliates and associates to acquire such additional securities of the Company.

4.2           Governance Matters.

(a)           For so long as the Investor, together with his Affiliates, owns at least 5% of all of the outstanding shares of Common Stock (counting for such purposes all shares of Common Stock into or for which the securities of the Company owned by the Investor are directly or indirectly convertible or exercisable and excluding as shares owned and shares outstanding all Common Shares issued by the Company after the Closing Date), the Investor shall have the right to nominate one candidate for election to each of the Board of Directors and the board of directors of Bank of the Cascades (the “Company Bank”), an Oregon chartered stock bank and a wholly owned subsidiary of the Company, as a candidate recommended by the Board of Directors, unless an Investor Nominee is still serving as a Director on each board and will continue to serve after the relevant election.  The Company and the Company Bank shall cause such person (or any substitute or replacement designated or nominated by the Investor) to be recommended by its respective board of directors and to be elected a Director of the Company and of the Company Bank, including the Company’s use of reasonable best efforts to have such person elected as a Director of the Board of Directors by the Company’s shareholders and soliciting proxies for such person to the same extent it does for any other nominees of its Board of Directors.  Any person nominated or designated pursuant to this Section 4.2 shall be an “Investor Nominee.”  Investor Nominee shall also include any director referred to in Section 3.01 of the Shareholders Agreement.  Notwithstanding anything to the contrary in the Articles of Incorporation, bylaws, or any other policies of the Company, the Company Bank, the Board of Directors or the board of directors of the Company Bank, the Investor Nominee shall be elected by plurality of the votes cast by the Common Shares entitled to vote at a meeting at which a quorum is present.  Pursuant to Section 10.1(e) of the Articles of Incorporation, a majority of the Continuing Directors (as defined in the Articles of Incorporation) shall designate the Investor Nominee and each director designee of the Other Investors as a Continuing Director, in each case before such individual's initial election as a Director of the Company.

(b)           The Investor Nominee shall, at the election of the Investor, and subject to any applicable exchange listing standards and independence requirements, serve on up to two committees of each of the Board of Directors and the board of directors of the Company Bank, it being understood and agreed that the foregoing shall not restrict the Investor Nominee from serving on any other committee to which he is appointed by the Board of Directors or the board of directors of the Company Bank; provided that the Investor Nominee shall not serve on the Audit Committee.  The Nominating and Corporate Governance Committee, effective as of the Closing, shall consist of all members of the Board of Directors who meet applicable exchange listing standards and independence requirements for service on such committee.

(c)           Notwithstanding anything to the contrary contained herein, if the Investor Nominee resigns, is removed pursuant to Section 4.2(d) or otherwise, or is unable to continue to serve as a Director of the Company or as a Director of the Company Bank, the Investor may designate a replacement Director and the relevant board of directors shall elect such person a Director; provided, however, that in each case, the Investor remains entitled to nominate and designate Directors pursuant to this Section 4.2 and such action is taken in accordance with this Section 4.2(c); and provided further, however, that the replacement Director designated pursuant to this Section 4.2(c) shall not include, without the consent of the Board of Directors (or nominating committee thereof), any individual who is an Affiliate of a competitor of the Company.

(d)           Any Director of the Company may be removed from the Board of Directors or from the board of directors of the Company Bank in accordance with applicable law and the governing documents of the Company or of the Company Bank, as applicable; provided, however, that with respect to the Investor Nominee, any such removal shall require the prior written consent of the Investor unless such removal is required by applicable law or such Director is no longer qualified to serve as a Director pursuant to applicable SEC or regulatory requirements, or a generally applicable policy of the Board of Directors.

(e)           Any vacancies on the Board of Directors and on the board of directors of the Company Bank shall be filled in accordance with the applicable bylaws and, if the vacancy is with respect to the Investor Nominee, this Section 4.2.

(f)           The Company hereby agrees that, from and after the Closing Date, for so long as the Investor, together with his respective Affiliates, owns at least 5% or more of all of the outstanding shares of Common Stock (counting for such purposes all shares of Common Stock into or for which the securities of the Company owned by the Investor are directly or indirectly convertible or exercisable and excluding as shares owned and shares outstanding all Common Shares issued by the Company after the Closing Date), the Company shall, subject to applicable law, invite a person designated by the Investor and reasonably acceptable to the Board of Directors (the “Board Observer”) to attend meetings of the Board of Directors (or any committee thereof) and the board of directors of the Company Bank (or any committee thereof) in a nonvoting observer capacity.  If the Investor no longer beneficially owns the minimum number of shares of Common Stock as specified in the first sentence of this Section 4.2(f), the Investor shall have no further rights under this Section 4.2(f).

(g)           The Company, the Board of Directors and the board of directors of the Company Bank shall ensure, to the extent permitted by applicable law and Federal Reserve Board policy, that any Directors nominated or designated pursuant to this Section 4.2 or the Shareholders Agreement, dated December 27, 2005, by and among the Company, the Investor and the parties listed on Schedule A thereto (the “Shareholders Agreement”) shall enjoy the same rights, capacities, entitlements, indemnification rights, and compensation as any other members of the Board of Directors and the board of directors of the Company Bank, as applicable.  The Investor Nominee shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors (or any committee thereof) and the board of directors of the Company Bank (or any committee thereof), to the same extent as other members of the Board of Directors and the board of directors of the Company Bank.  The Company shall notify the Investor Nominee and the Board Observer of all regular meetings and special meetings of the Board of Directors and the board of directors of the Company Bank and of all regular and special meetings of any committee thereof. The Company shall provide the Investor Nominee and the Board Observer with copies of all notices, minutes, consents and other material that it provides to all other members of the Board of Directors or the board of directors of the Company Bank concurrently as such materials are provided to the other members.  The Board Observer shall not be entitled to participate in discussions of matters brought to the Board of Directors or the board of directors of the Company Bank.

(h)           The parties acknowledge and agree that there shall be a vacancy on each of the Board of Directors and the board of directors of the Company Bank as of the Closing.  The Company agrees to fill, or cause to be filled (with respect to the Company Bank), such vacancies with an individual nominated by the Nominating and Corporate Governance Committee following the Closing, but in any event not later than immediately following the next annual meeting of shareholders following the date of this Agreement.  Effective immediately following the next annual meeting of shareholders following the date of this Agreement, the number of directors on the Board of Directors and the board of directors of the Company Bank shall not exceed ten (10).  Not more than three (3) of the persons serving on the Board of Directors shall be the nominees of the Other Investors.

(i)           On or before the Closing, the Company shall, and shall cause the Company Bank to, enter into a customary Directors & Officers Indemnification Agreement (collectively, the “Indemnification Agreements”) with the Investor Nominee in form and substance reasonably satisfactory to the Investor.  Any replacement Investor Nominee shall be entitled to enter into Directors and Officers Indemnification Agreements with the Company and the Company Bank on the same terms as the Indemnification Agreements.

(j)           The Company and the Board of Directors shall not take any action that would result in any amendment to the governing documents of the Company or the Company Bank inconsistent with the provisions of this Section 4.2.

(k)           For so long as the Investor, together with his Affiliates, owns 5% or more of all of the outstanding shares of Common Stock, the Company shall not amend its governing documents to amend the current mandatory retirement age for the Board of Directors.

(l)           The Company and the Board of Directors shall not take any action that would result in a change in status of the Investor as a “Director Emeritus.” The privileges and entitlements of the post “Director Emeritus” shall be established from time to time by the Board of Directors but shall include recognition of the Director Emeritus’ past contributions at annual shareholders’ meetings and sponsored public events where they are in attendance, and an invitation to the annual board/management dinner and other events in the Board of Director’s discretion.  A Director Emeritus, however, will have no voting authority, will not receive any form of compensation and will not be an attendee at Board of Director meetings.

(m)           The Investor shall not nominate himself to serve as a Director of the Company or the Company Bank and shall not accept any such appointment or nomination.

4.3           Legend.

(a)           The Investor agrees that all certificates or other instruments representing the securities subject to this Agreement will bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

(b)           Upon request of the Investor, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act or applicable state laws, as the case may be, the Company shall promptly cause the legend to be removed from any certificate for any securities.  The Investor acknowledges that the Purchased Shares have not been registered under the Securities Act or under any state securities laws and agrees that he will not sell or otherwise dispose of any of the Purchased Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

4.4           [Reserved]

4.5           Certain Transactions.  The Company will not merge or consolidate into, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless the successor, transferee or lessee party, as the case may be (if not the Company), or, at the request of the Investor, the ultimate parent of such successor, transferee or lessee party of the Company, expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company.

4.6           Indemnity.

(a)           The Company agrees to indemnify and hold harmless the Investor and its Affiliates and each of their respective officers, directors, partners, members, managers, employees and agents, to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including attorneys’ fees and disbursements), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or resulting from (1) any inaccuracy in or breach of the Company’s representations or warranties in Section 2.2 of this Agreement or any certificate delivered by or on behalf of the Company pursuant to this Agreement, (2) the Company’s breach of agreements or covenants made by the Company in this Agreement or (3) any Losses arising out of or resulting from any legal, administrative or other proceedings instituted by any Governmental Entity, shareholder of the Company or any other person (other than the Investor and his Affiliates and the Company and the Company Subsidiaries) arising out of the transactions contemplated by this Agreement (other than any Losses attributable to the acts, errors or omissions on the part of the Investor, but not including the transactions contemplated hereby).

(b)           The Investor agrees to indemnify and hold harmless each of the Company and its Affiliates and each of their respective officers, directors, partners, members, managers, employees and agents, to the fullest extent lawful, from and against any and all Losses arising out of or resulting from (1) any inaccuracy in or breach of the Investor’s representations or warranties in this Agreement or (2) the Investor’s breach of agreements or covenants made by the Investor in this Agreement.

(c)           A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 4.6 unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party.  Such notice shall describe in reasonable detail such claim.  In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at the cost and expense of the Indemnifying Party, counsel and conduct the defense thereof; provided, however, that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with regard to any single action or group of related actions, upon agreement by the Indemnified Parties and the Indemnifying Parties.  If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and any Indemnified Party shall cooperate in the defense or prosecution of such claim.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition its consent.  The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

(d)           For purposes of the indemnity contained in Sections 4.6(a)(1) and 4.6(b)(1), all qualifications and limitations set forth in the parties’ representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import, shall be disregarded in determining (i) whether there shall have been any inaccuracy in or breach of any representations and warranties in this Agreement and (ii) the amount of Losses in respect of any breach of any representation or warranty.

(e)           The Company shall not be required to indemnify the Indemnified Parties pursuant to Section 4.6(a)(1), disregarding all qualifications or limitations set forth in its representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import, (1) with respect to any claim for indemnification if the amount of Losses with respect to such claim are less than $50,000 (any claim involving Losses less than such amount being referred to as a “De Minimis Claim”) and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.6(a)(1) exceed $250,000 (the “Threshold Amount”), in which event the Company shall be responsible for the entire amount of such Losses.  The Investor shall not be required to indemnify the Indemnified Parties pursuant to Section 4.6(b)(1), disregarding all qualifications or limitations set forth in the representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import, (1) with respect to any De Minimis Claim and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.6(b)(1) exceed the Threshold Amount, in which event such Investor shall be responsible for the entire amount of such Losses.

(f)           The obligations of the Indemnifying Party under this Section 4.6 shall survive the transfer or redemption of the Common Stock issued pursuant to this Agreement, or the Closing or termination of this Agreement; provided that in the event of any transfer of the Common Stock to a third party that is not an Affiliate of the transferor, the Indemnifying Party shall have no obligations under this Section 4.6 to such transferee.  The indemnity provided for in this Section 4.6 shall be the sole and exclusive monetary remedy of Indemnified Parties after the Closing for any inaccuracy of any of the representations and warranties contained in Sections 2.2 and Sections 2.3 of this Agreement or any other breach of any covenant or agreement contained in this Agreement; provided that nothing herein shall limit in any way any such parties’ remedies in respect of fraud, intentional misrepresentation or omission or intentional misconduct by the other party in connection with the transactions contemplated hereby.  No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any consequential or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof.  The indemnification rights contained in this Section 4.6 are not limited or deemed waived by any investigation or knowledge by the Indemnified Party prior to or after the date hereof.

(g)           Any indemnification payments pursuant to this Section 4.6 shall be treated as an adjustment to the Purchase Price for the Purchased Shares for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable law.

4.7           Registration Rights.  At the Closing, the Company will enter into the Registration Rights Agreement for the benefit of the Investor, substantially in the form attached as Exhibit C hereto.

4.8           Termination of Certain Sections of the Shareholders Agreement.  The following sections of the Shareholders Agreement are hereby terminated as of the Closing: Section 2; Section 3; Section 4; and Section 5.

4.9           Gross-Up Rights.

(a)           Sale of New Securities.  For so long as the Investor, together with his Affiliates, owns 5% or more of all of the outstanding shares of Common Stock (counting for such purposes all shares of Common Stock into or for which the securities of the Company owned by the Investor are directly or indirectly convertible or exercisable and excluding as shares owned and shares outstanding all Common Shares issued by the Company after the Closing Date) (before giving effect to any issuances triggering provisions of this Section), if, at any time after the date hereof, the Company makes any public or nonpublic offering or sale of any equity security (including Common Stock, preferred stock or restricted stock), or any securities, options or debt that is convertible or exchangeable into equity or that includes an equity component (such as, an “equity kicker”) (including any hybrid security) (any such security, a “New Security”) (other than (i) any Common Stock or other securities issuable upon the exercise or conversion of any securities of the Company issued or agreed to be issued as of the date hereof; (ii) pursuant to the granting or exercise of employee stock options or other stock incentives pursuant to the Company’s stock incentive plans approved by the Board of Directors or the issuance of stock pursuant to the Company’s employee stock purchase plan approved by the Board of Directors or similar plan where stock is being issued or offered to a trust, other entity or otherwise, for the benefit of any employees, officers or directors of the Company, in each case in the ordinary course of providing incentive compensation; (iii) issuances of capital stock as full or partial consideration for a merger, acquisition, joint venture, strategic alliance, license agreement or other similar nonfinancing transaction; or (iv) any capital stock issued or issuable (x) in connection with any expedited issuance of new securities undertaken at the written direction of the applicable regulator of the Company or any insured depository institution subsidiary of the Company, or (y) in connection with the issuance of any new securities issued pursuant to the Troubled Asset Relief Program or any similar United States Government program), then the Investor shall be afforded the opportunity to acquire from the Company for the same price (net of any underwriting discounts or sales commissions) and on the same terms (except that, to the extent permitted by law and the Articles of Incorporation and bylaws of the Company, the Investor may elect to receive such securities in nonvoting form, convertible into voting securities in a widely dispersed or public offering) as such securities are proposed to be offered to others, up to the amount of New Securities in the aggregate required to enable him to maintain his proportionate Common Stock-equivalent interest in the Company immediately prior to any such issuance of New Securities; provided, that except in the case of (1) any transfer of Common Stock to Affiliates of the Investor and (2) a sale, in one transaction or a series of related transactions, of shares of Common Stock to a third party purchaser or group in an amount that exceeds ten percent (10%) of the total number of shares of Common Stock outstanding, such right to acquire such securities is not transferable.  The amount of New Securities that the Investor shall be entitled to purchase in the aggregate shall be determined by multiplying (x) the total number or principal amount of such offered New Securities by (y) a fraction, the numerator of which is the number of shares of Common Stock held by the Investor, and the denominator of which is the number of shares of Common Stock then outstanding.

(b)           Notice.  In the event the Company proposes to offer or sell New Securities, it shall give the Investor written notice of its intention, describing the price (or range of prices), anticipated amount of securities, timing, and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), no later than two business days, as the case may be, after the initial filing of a registration statement with the SEC with respect to an underwritten public offering, after the commencement of marketing with respect to a Rule 144A offering or after the Company proposes to pursue any other offering.  The Investor shall have 5 business days from the date of receipt of such a notice to notify the Company in writing that he intends to exercise his rights provided in this Section 4.9 and, as to the amount of New Securities the Investor desires to purchase, up to the maximum amount calculated pursuant to Section 4.9(a).  Such notice shall constitute a nonbinding indication of interest of the Investor to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it.  The failure of the Investor to respond within such 5 business day period shall be deemed to be a waiver of the Investor’s rights under this Section 4.9 only with respect to the offering described in the applicable notice.

(c)           Purchase Mechanism.  If the Investor exercises his rights provided in this Section 4.9, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place within 30 calendar days after the giving of notice of such exercise, which period of time shall be extended for a maximum of 180 days in order to comply with applicable laws and regulations (including receipt of any applicable regulatory or shareholder approvals).  The Company and the Investor agree to use commercially reasonable efforts to secure any regulatory or shareholder approvals or other consents, and to comply with any law or regulation necessary in connection with the offer, sale and purchase of, such New Securities.

(d)           Failure of Purchase.  In the event that the Investor fails to exercise his rights provided in this Section 4.9 within said 5 business day period or, if so exercised, the Investor is unable to consummate such purchase within the time period specified in Section 4.9(c) because of his failure to obtain any required regulatory or shareholder consent or approval, the Company shall thereafter be entitled (during the period of 60 days following the conclusion of the applicable period) to sell or enter into an agreement (pursuant to which the sale of the New Securities covered thereby shall be consummated, if at all, within 90 days from the date of said agreement) to sell the New Securities not elected to be purchased pursuant to this Section 4.9 by the Investor or which the Investor is unable to purchase because of such failure to obtain any such consent or approval, at a price and upon terms no more favorable in the aggregate to the purchasers of such securities than were specified in the Company’s notice to the Investor.  Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or shareholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five business days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed 180 days from the date of the applicable agreement with respect to such sale.  In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said 60-day period (or sold and issued New Securities in accordance with the foregoing within 90 days from the date of said agreement (as such period may be extended in the manner described above for a period not to exceed 180 days from the date of said agreement)), the Company shall not thereafter offer, issue or sell such New Securities without first offering such securities to the Investor in the manner provided above.

(e)           Non-Cash Consideration.  In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors; provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.

(f)           Cooperation.  The Company and the Investor shall cooperate in good faith to facilitate the exercise of the Investor’s rights under this Section 4.9, including to secure any required approvals or consents.

4.10           Anti-Takeover Matters; Takeover Laws; No Rights Triggered.  If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated or permitted by this Agreement or to the Investor and/or his Affiliates generally following the Closing, the Company and the members of the Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated or permitted by this Agreement and the Other Securities Purchase Agreements may be consummated, as promptly as practicable, on the terms contemplated by this Agreement and the other respective Transaction Documents, as the case may be, and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated or permitted by this Agreement and the Other Securities Purchase Agreements and on the Investor and his Affiliates.

(a)           Oregon Business Combination Statute.  The Company represents that the Board of Directors has duly adopted an irrevocable resolution as follows (the “Business Combination Exemption Resolution”):

“RESOLVED, that pursuant to Section 60.835 of the Oregon Business Corporation Act (“OBCA”), the Board of Directors of the Corporation, for the specific purpose of establishing an irrevocable exemption from Section 60.835 of the OBCA, hereby approves thereunder (i) the entering into, and all of the transactions relating to and contemplated or permitted by, the Securities Purchase Agreement, between the Corporation and David F. Bolger, in his individual capacity, including, without limitation, (A) the assignment of any rights thereunder, (B) any person or entity becoming an “interested shareholder” as defined in Section 60.825 of the OBCA including, without limitation, David F. Bolger, the estate of David F. Bolger, any present or future affiliates or associates of David F. Bolger, any trust David F. Bolger has or may establish and Thomas M. Wells (whether individually or in another capacity) (collectively, the “Covered Persons”) and (C) the transfer of any shares of common stock or other securities of the Corporation in accordance with the terms and conditions of the Securities Purchase Agreement, (ii) any transaction in which any Covered Person becomes an “interested shareholder” as defined in Section 60.825 of the OBCA or acquires additional shares of common stock or other securities of the Corporation thereafter and (iii) any “business combination” as defined in Section 60.825 of the OBCA involving any Covered Person.”

(b)           Business Combination Exemption.  The Company represents that the Business Combination Exemption Resolution adopted by the Company is a valid action of the Board of Directors of the Company, binding on the Company, and constitutes a valid and irrevocable exemption by the Company from Section 60.835 of the Oregon Business Corporation Act as to any transaction, person or entity described in such resolution.

4.11           Additional Regulatory Matters.

(a)           The Company and the Investor agree to cooperate and use their reasonable best efforts to ensure that neither the Investor nor any of his Affiliates will be deemed to control the Company or otherwise be deemed a “bank holding company” for purposes of the BHC Act.

(b)           The Company shall not knowingly take any action which would reasonably be expected to pose a substantial risk that any of the Investor or his Affiliates will be deemed to control the Company or otherwise be deemed a “bank holding company” for purposes of the BHC Act, including undertaking any redemption, recapitalization, or repurchase of Common Stock, of securities or rights, options, or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock in each case, where the Investor is not given the right to participate in such redemption, recapitalization, or repurchase to the extent of the Investor’s pro rata proportion.

(c)           Notwithstanding anything in this Agreement to the contrary, neither the Investor nor any Affiliate of the Investor shall be required (i) to become a "bank holding company" within the meaning of the BHC Act, a "savings and loan holding company" within the meaning of the Home Owners' Loan Act, or a similarly regulated entity under any similar or successor law; (ii) to support or maintain the capital, liquidity, or financial condition of the Company or the Company's subsidiaries (other than through the investment expressly contemplated herein); (iii) to modify or limit its operations or commercial practices (except as they relate to the Company and the Company Subsidiaries); (iv) to modify or limit its governance, structure, or compensation arrangements; (v) to modify the terms of this Agreement, including, for the avoidance of doubt, the terms or the amount of the Purchased Shares to be delivered by the Company under this Agreement; (vi) to become subject to or otherwise permit or accept any other condition, limitation, restriction, or restraint that would reasonably be expected to adversely affect (with respect to the Investor or his Affiliates) any material financial term of the transactions contemplated by this Agreement or the anticipated benefits or burdens to the Investor and its Affiliates of the transactions contemplated hereby; (vii) to propose, agree, or accept any of the items described in clauses (i) through (vi) as a condition to receiving any regulatory or governmental approval or consent (each of clauses (i) through (vii), a “Burdensome Condition”).

4.12           MFN Provision.  If the Company, in connection with the Other Private Placements, enters into an agreement that contains terms more favorable to any investor than the terms provided to the Investor under this Agreement, then the Company will modify or revise the terms of this Agreement in order for the transaction contemplated hereby to reflect any more favorable terms provided to any other investor in connection with the Other Private Placements.

4.13           Continued Listing Authorization.  The Company shall take all steps necessary to prevent the Common Stock from being delisted from the NASDAQ, including, effecting a reverse stock split of the Common Stock, if necessary, to comply with NASDAQ Listing Rule 5450(a)(1).  If the Company effects a reverse stock split of the Common Stock prior to the Closing, the Per Share Purchase Price and the number of shares of Common Stock to be authorized following the amendment to the Articles of Incorporation described in Section 3.1(b) shall be adjusted proportionately.

4.14           Corporate Opportunities.  To the fullest extent permitted by applicable law or regulation, including but not limited to the laws and regulations of the State of Oregon, neither the Investor nor any of his Affiliates or any Persons associated with the Investor, nor the Investor Nominee or the Board Observer shall be obligated to refer or present any particular business opportunity to the Company or the Company Bank.  The Investor shall have the right to take such opportunity for his own account (individually or as a partner, shareholder, member, participant or fiduciary) or recommend to others such particular opportunity, unless such opportunity is presented to the Investor Nominee or Board Observer as a business opportunity for the Company or the Company Bank or the Investor Nominee or Board Observer learns of such opportunity in his capacity as a director or Board Observer, even if such opportunity is of a character that, if referred or presented to the Company or the Company Bank, as applicable, could be taken by the Company or the Company Bank, as applicable; provided that in the case where such opportunity is presented to the Investor Nominee or Board Observer as a business opportunity for the Company or the Company Bank or the Investor Nominee or Board Observer learns of such opportunity in his capacity as a director or Board Observer, such Investor Nominee or Board Observer shall present such business opportunity to the Company or the Company Bank, as applicable, and if the Company or the Company Bank, as applicable, does not decide to pursue such business opportunity within 30 days of notice thereof, or subsequently determines to abandon the pursuit of such business opportunity, the Investor Nominee or Board Observer (and the Investor or his Affiliates or other Persons associated with him) shall have the right to take for their own account or to recommend to others such business opportunity.  The Company shall take all action necessary to implement this provision including, if necessary, amending its Articles of Incorporation.

ARTICLE V

Termination

5.1           Termination.  This Agreement may be terminated prior to the Closing:

(a)           by mutual written consent of the Investor and the Company;

(b)           by the Company, upon written notice to the Investor, in the event that the conditions of Closing set forth in Section 1.2(b)(2) are not satisfied on or before February 4, 2011 (the “Outside Date”);

(c)           by the Investor, upon written notice to the Company, in the event that the conditions of Closing set forth in Section 1.2(b)(1) are not satisfied on or before the Outside Date;

(d)           by the Company or the Investor, upon written notice to the other party, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;

(e)           by the Investor, if the Investor or his Affiliates receives written notice from or is otherwise advised by the Federal Reserve that the Federal Reserve will not issue a non-objection letter with respect to the CBC Act notice filed by the Investor, or that it will not issue such letter without the imposition of a Burdensome Condition, or otherwise indicates that it will deem the Investor or any of his Affiliates to control the Company for purposes of the BHC Act;

(f)           by the Investor, if the Investor or any of his Affiliates receives notice from or is otherwise advised by the FDIC that the contribution by the Company to its principal depository institution subsidiary contemplated by Section 1.2(b)(1)(vi) would not satisfy the “Leverage Capital Ratio” and other capital requirements of the FDIC set forth in paragraph 4 of the Order, or comparable requirements in any other enforcement order issued by a federal or state banking regulator between the date of this agreement and the Closing; or

(g)           by the Investor, if a “change in control” within the meaning of any Benefit Plan occurs on or after the date hereof but prior to the Closing Date; or

(h)           by the Investor, if the promissory notes issued pursuant to the Trust Preferred Securities Exchange Agreements, by their terms, no longer may be paid in full upon the consummation of the transactions contemplated hereby and by the Other Securities Purchase Agreements for an aggregate amount equal to not more than the Discounted TRuPS Amount.

5.2           Effects of Termination.  In the event of any termination of this Agreement as provided in Section 5.1, this Agreement (other than Section 3.2, Section 4.6, this Section 5.2 and Article VI (other than Section 6.1) and all applicable defined terms, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided that nothing herein shall relieve any party from liability for willful breach of this Agreement.

ARTICLE VI

Miscellaneous

6.1           Survival.  Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement but only for a period of 24 months following the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period) and thereafter shall expire and have no further force and effect; provided that the representations and warranties in Sections 2.2(a), 2.2(b), 2.2(c), 2.2(d) and 2.3(a) shall survive indefinitely and the representations and warranties in Sections 2.2(i), 2.2(p) and 2.2(u) shall survive until 90 days after the expiration of the applicable statutory periods of limitations.  Except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.

6.2           Amendment.  No amendment or waiver of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party.

6.3           Waivers.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.  No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

6.4           Counterparts and Facsimile.  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

6.5           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.  The parties hereto irrevocably and unconditionally agree that any suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and the parties agree to submit to the jurisdiction of, and to venue in, such courts.

6.6           Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.7           Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as follows:

(1)           If to the Investor:

David F. Bolger
c/o Bolger & Co., Inc.
79 Chestnut Street
Ridgewood, New Jersey 07450
Facsimile:  (201) 670-9685

with a copy to (which copy alone shall not constitute notice):

Wells, Jaworski, & Liebman LLP
12 Route 17 North
Paramus, New Jersey 07653
Attn:  Thomas M. Wells, Esq.
Facsimile:  (201) 587-8845

and

Sullivan & Cromwell LLP
125 Broad Street
New York, New York  10004
Attn:  Mark J. Menting and Robert W. Downes
Facsimile:  (212) 558-3588

(2)           If to the Company:

Cascade Bancorp
1100 N.W. Wall Street
Bend, Oregon  97701
Attn:  Chief Executive Officer
Facsimile:  (541) 617-3149

with copies to (which copy alone shall not constitute notice):

Davis Wright Tremaine LLP
1201 Third Avenue, Suite 2200
Seattle, Washington  98101
Attn:  David R. Wilson
Facsimile:  (206) 757-7274

6.8           Entire Agreement, Etc.  This Agreement (including the Exhibits, Schedules, and Disclosure Schedule hereto), the Shareholders Agreement and the Agreement of Merger, dated as of December 27, 2005, by and among F&M Holding Company, the Company, Igloo Acquisition Corporation and the Investor constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof; neither this Agreement nor the rights and obligations hereunder may be assigned, sold, transferred, delegated, or otherwise disposed of by any party hereto except (i) with the express prior written consent of the other party or (ii) upon the Investor’s death, the rights and obligations of the Investor under this Agreement shall be assigned to the Investor’s estate or to a successor-in-interest by operation of law without any further act, including to his heirs.  Any purported assignment, transfer or delegation in violation of this Section 6.8 shall be null and void.  Except as otherwise provided in this Section 6.8, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, devisees and their permitted assigns.  For the avoidance of doubt, the Company agrees that the Investor may assign his rights and obligations under this Agreement, in whole or in part, to one or more Affiliates and that such assignees shall be included in the term “Investor.”

6.9           Other Definitions.  Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time.  All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.  When used herein:

(1)           the term “subsidiary” means those corporations, banks, savings banks, associations and other persons of which such person owns or controls 25% or more of the outstanding equity securities either directly or indirectly through an unbroken chain of entities as to each of which 25% or more of the outstanding equity securities is owned directly or indirectly by its parent or otherwise controlled by such parent and any entity that would be a “subsidiary” for purposes of the BHC Act; provided, however, that there shall not be included any such entity to the extent that the equity securities of such entity were acquired in satisfaction of a debt previously contracted in good faith or are owned or controlled in a bona fide fiduciary capacity;

(2)           the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise or for purposes of the BHC Act;

(3)           the word “or” is not exclusive;

(4)           the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(5)           the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(6)           the words “it” or “its” are deemed to mean “him” or “her” and “his” or “her,” as applicable, when referring to an individual;

(7)           “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or the State of Oregon generally are authorized or required by law or other governmental actions to close;

(8)           “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act;

(9)           “Beneficially Own,” “Beneficial Owner” and “Beneficial Ownership” are defined in Rules 13d-3 and 13d-5 of the Exchange Act; and

(10)           “knowledge of the Company” or “Company’s knowledge” means the actual knowledge after due inquiry of the executive officers of the Company.

6.10           Captions.  The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.11           Severability.  If any provision of this Agreement or the application thereof to any person (including the officers and directors of the Investor and the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.12           No Third-Party Beneficiaries.  Nothing contained in this Agreement, expressed or implied, is intended to confer or shall confer upon any person other than the express parties hereto, any benefit right or remedies, except that the provisions of Sections 3.4, 4.2, 4.3, 4.6 and 4.9 shall inure to the benefit of the persons referred to in those Sections.  The representations and warranties set forth in Article II and the covenants set forth in Articles III and IV have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (b) have been qualified by reference to the Disclosure Schedule of each party, each of which contains certain disclosures that are not reflected in the text of this Agreement; and (c) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company.

6.13           Public Announcements.  Subject to each party’s disclosure obligations imposed by law or regulation, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement or the Other Securities Purchase Agreements, and no party hereto will make any such news release or public disclosure without first consulting with the other party hereto and receiving its consent (which shall not be unreasonably withheld, conditioned, or delayed), and each party shall coordinate with the other with respect to any such news release or public disclosure.

6.14           Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

*  *  *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

CASCADE BANCORP

By:	/s/ Patricia L. Moss
	Name:	Patricia L. Moss
	Title:	Chief Executive Officer

DAVID F. BOLGER
/s/ David F. Bolger

[Signature Page to Amended and Restated Securities Purchase Agreement]

TWO-FORTY ASSOCIATES LLC, solely for purposes of Sections 3.4, 4.7 and 4.8 of the Agreement

By:	/s/ James T. Bolger
	Name:	James T. Bolger
	Title:	Managing Member

THE DAVID F. BOLGER 2008 GRANTOR RETAINED ANNUITY TRUST, solely for purposes of Sections 3.4, 4.7 and 4.8 of the Agreement

By:	/s/ David F. Bolger
Name:
Title:

THE DAVID F. BOLGER 2008 NONGRANTOR CHARITABLE LEAD ANNUITY TRUST, solely for purposes of Sections 3.4, 4.7 and 4.8 of the Agreement

By:	/s/ Thomas M. Wells
	Name:	Thomas M. Wells
	Title:	Trustee

[Signature Page to Amended and Restated Securities Purchase Agreement]